                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             LIBERTE INVESTORS INC.,

                             USAH MERGER SUB, INC.,

                              USAUTO HOLDINGS, INC.

                                       AND

                    THE STOCKHOLDERS OF USAUTO HOLDINGS, INC.


                          DATED AS OF DECEMBER 15, 2003

                                TABLE OF CONTENTS

                                                                              PAGE
ARTICLE I THE MERGER                                                             2
     Section 1.1   THE MERGER                                                    2
     Section 1.2   EFFECTIVE TIME                                                2
     Section 1.3   EFFECTS OF THE MERGER                                         2
     Section 1.4   CERTIFICATE OF INCORPORATION                                  2
     Section 1.5   BYLAWS                                                        2
     Section 1.6   OFFICERS AND DIRECTORS OF SURVIVING CORPORATION               2
     Section 1.7   EFFECT ON CAPITAL STOCK                                       2
     Section 1.8   CERTAIN ADJUSTMENTS                                           3
     Section 1.9   NO FRACTIONAL SHARES OF LBI COMMON STOCK                      4
     Section 1.10  EXCHANGE OF CERTIFICATES                                      4
     Section 1.11  DISTRIBUTIONS IN RESPECT OF UNSURRENDERED CERTIFICATES        5
     Section 1.12  LOST CERTIFICATES                                             6
     Section 1.13  WITHHOLDING RIGHTS                                            6
     Section 1.14  FURTHER ASSURANCES                                            6
     Section 1.15  STOCK TRANSFER BOOKS                                          6
     Section 1.16  TRANSACTION STRUCTURE                                         6

ARTICLE II THE CLOSING                                                           7
     Section 2.1   THE CLOSING                                                   7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF USAUTO                             7
     Section 3.1   ORGANIZATION AND CORPORATE POWER                              7
     Section 3.2   SUBSIDIARIES                                                  8
     Section 3.3   CAPITAL STOCK OF USAUTO AND RELATED MATTERS                   8
     Section 3.4   AUTHORIZATION; NO CONFLICTS                                   9
     Section 3.5   FINANCIAL STATEMENTS                                         10
     Section 3.6   ABSENCE OF CERTAIN DEVELOPMENTS                              11
     Section 3.7   TITLE TO PROPERTIES                                          11
     Section 3.8   TAX MATTERS                                                  12
     Section 3.9   CERTAIN CONTRACTS AND COMMITMENTS                            14
     Section 3.10  INTELLECTUAL PROPERTY                                        15
     Section 3.11  LITIGATION; COMPLIANCE WITH LAWS; AUTHORIZATIONS             16
     Section 3.12  INSURANCE                                                    16
     Section 3.13  EMPLOYEE BENEFIT PLANS                                       16
     Section 3.14  ENVIRONMENTAL COMPLIANCE AND CONDITIONS                      18
     Section 3.15  AFFILIATED TRANSACTIONS                                      18
     Section 3.16  BROKERAGE                                                    18
     Section 3.17  ACCOUNTS RECEIVABLE; LOANS AND ADVANCES.                     18
     Section 3.18  LABOR AND EMPLOYMENT MATTERS                                 19
     Section 3.19  AUTHORIZATION AND COMPLIANCE OF THE INSURANCE SUBSIDIARIES   19
     Section 3.20  INSURANCE POLICIES' COMPLIANCE WITH LAW                      20

     Section 3.21  RESERVES                                                     20
     Section 3.22  REINSURANCE AND RETROCESSIONS                                20
     Section 3.23  INVESTMENT ASSETS                                            20
     Section 3.24  INSURANCE BROKERS                                            21
     Section 3.25  REPRESENTATION COMPLETE; SUPPLIED INFORMATION                21
     Section 3.26  INDEBTEDNESS                                                 21
     Section 3.27  NO OTHER REPRESENTATIONS OR WARRANTIES                       21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF USAUTO STOCKHOLDERS                22
     Section 4.1   REPRESENTATIONS AND WARRANTIES OF USAUTO STOCKHOLDERS        22
     Section 4.2   ADDITIONAL REPRESENTATION AND WARRANTY OF APPLICABLE
                   USAUTO STOCKHOLDERS                                          22
     Section 4.3   NO OTHER REPRESENTATIONS OR WARRANTIES                       22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LBI                                 23
     Section 5.1   ORGANIZATION AND CORPORATE POWER                             23
     Section 5.2   SUBSIDIARIES                                                 24
     Section 5.3   CAPITAL STOCK OF LBI AND RELATED MATTERS                     24
     Section 5.4   AUTHORIZATION; NO CONFLICTS                                  24
     Section 5.5   FINANCIAL STATEMENTS                                         26
     Section 5.6   ABSENCE OF CERTAIN DEVELOPMENTS                              26
     Section 5.7   TITLE TO PROPERTIES                                          27
     Section 5.8   TAX MATTERS                                                  28
     Section 5.9   CERTAIN CONTRACTS AND COMMITMENTS                            29
     Section 5.10  INTELLECTUAL PROPERTY                                        31
     Section 5.11  LITIGATION; COMPLIANCE WITH LAWS; AUTHORIZATIONS             31
     Section 5.12  INSURANCE                                                    31
     Section 5.13  EMPLOYEE BENEFIT PLANS                                       32
     Section 5.14  ENVIRONMENTAL COMPLIANCE AND CONDITIONS                      33
     Section 5.15  AFFILIATED TRANSACTIONS                                      33
     Section 5.16  BROKERAGE                                                    33
     Section 5.17  ACCOUNTS RECEIVABLE; LOANS AND ADVANCES                      33
     Section 5.18  LABOR AND EMPLOYMENT MATTERS                                 34
     Section 5.19  SEC FILINGS                                                  34
     Section 5.20  REPRESENTATIONS COMPLETE; SUPPLIED INFORMATION               35
     Section 5.21  NO OTHER REPRESENTATIONS OR WARRANTIES                       35

ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB                  36
     Section 6.1   ORGANIZATION                                                 36
     Section 6.2   AUTHORIZATION; NO CONFLICTS                                  36
     Section 6.3   BUSINESS ACTIVITIES; NO SUBSIDIARIES                         36
     Section 6.4   NO OTHER REPRESENTATIONS OR WARRANTIES                       36

ARTICLE VII COVENANTS RELATING TO CONDUCT OF BUSINESS                           37
     Section 7.1   COVENANTS OF USAUTO                                          37

                                       ii
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     Section 7.2   COVENANTS OF LBI                                             40
     Section 7.3   GOVERNMENTAL FILINGS                                         43
     Section 7.4   CONTROL OF BUSINESS OPERATIONS                               44
     Section 7.5   RESTRICTIONS ON DIVIDENDS AND TRANSFERS OF USAUTO STOCK      44

ARTICLE VIII ADDITIONAL AGREEMENTS                                              44
     Section 8.1   PREPARATION OF FORM S-1; STOCKHOLDERS MEETING                44
     Section 8.2   GOVERNANCE AND OPERATIONS OF THE SURVIVING CORPORATION       45
     Section 8.3   ACCESS TO INFORMATION                                        46
     Section 8.4   COMMERCIALLY REASONABLE EFFORTS                              46
     Section 8.5   EMPLOYEE BENEFITS MATTERS                                    47
     Section 8.6   FEES AND EXPENSES                                            48
     Section 8.7   PUBLIC ANNOUNCEMENTS                                         48
     Section 8.8   ACCOUNTING MATTERS                                           49
     Section 8.9   SECTION 16 MATTERS                                           49
     Section 8.10  EXCLUSIVITY                                                  49
     Section 8.11  LISTING OF SHARES OF LBI COMMON STOCK                        49
     Section 8.12  USAUTO INDEBTEDNESS                                          50

ARTICLE IX CONDITIONS PRECEDENT                                                 50
     Section 9.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER   50
     Section 9.2   ADDITIONAL CONDITIONS TO OBLIGATIONS OF USAUTO               51
     Section 9.3   ADDITIONAL CONDITIONS TO OBLIGATIONS OF LBI                  53

ARTICLE X TERMINATION AND AMENDMENT                                             54
     Section 10.1  TERMINATION                                                  54
     Section 10.2  EFFECT OF TERMINATION                                        54
     Section 10.3  AMENDMENT                                                    55
     Section 10.4  EXTENSION; WAIVER                                            55

ARTICLE XI GENERAL PROVISIONS                                                   55
     Section 11.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS   55
     Section 11.2  INDEMNIFICATION FOR TAXES                                    55
     Section 11.3  COVENANT NOT TO COMPETE                                      58
     Section 11.4  NOTICES                                                      58
     Section 11.5  INTERPRETATION                                               59
     Section 11.6  COUNTERPARTS                                                 59
     Section 11.7  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES               59
     Section 11.8  GOVERNING LAW                                                59
     Section 11.9  SEVERABILITY                                                 59
     Section 11.10 ASSIGNMENT                                                   60
     Section 11.11 TRANSFER TAXES AND FEES                                      60
     Section 11.12 CONFIDENTIALITY                                              60
     Section 11.13 SUBMISSION TO JURISDICTION; WAIVERS                          60
     Section 11.14 ENFORCEMENT                                                  61
     Section 11.15 CERTAIN DEFINED TERMS                                        61
     Section 11.16 CROSS REFERENCE TO OTHER DEFINED TERMS                       66

LIST OF EXHIBITS

Exhibit 1.10(c)                 Form of Letters of Transmittal

Exhibit 8.2(c)(1)               Form of Restated Certificate of Incorporation

Exhibit 8.2(c)(2)               Form of Amended and Restated Bylaws

Exhibit 9.1(e)                  Form of Advisory Services Agreement

Exhibit 9.2(c)                  Form of Registration Rights Agreement

Exhibit 9.2(d)(1) and (d)(2)    Form of Employment Agreement

Exhibit 9.2(e)                  Form of Nonqualified Stock Option Agreement

Exhibit 9.2(f)                  Form of Separation Agreement with Donald J. Edwards

Exhibit 9.2(g)(1) - (g)(4)      Form of Severance Agreements

Exhibit 9.2(m)                  Form of Certificate of Chief Executive Officer of Liberte
                                Investors Inc. and USAH Merger Sub, Inc.

Exhibit 9.2(n)                  Form of Legal Opinion of Morris, Nichols, Arsht & Tunnell

Exhibit 9.3(h)                  Form of Affidavit of USAuto Holdings, Inc.

Exhibit 9.3(i)                  Form of Certificate of Chief Executive Officer of USAuto
                                Holdings, Inc.

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of December 15, 2003, is made by and among LIBERTE INVESTORS INC., a Delaware corporation ("LBI"), USAH MERGER SUB, INC., a Delaware corporation and direct wholly-owned subsidiary of LBI ("MERGER SUB"), USAUTO HOLDINGS, INC., a Delaware corporation ("USAUTO"), and the STOCKHOLDERS OF USAUTO set forth on the SCHEDULE OF USAUTO STOCKHOLDERS attached hereto (each a "USAUTO STOCKHOLDER" and, collectively, the "USAUTO STOCKHOLDERS"). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in
SECTION 11.15 of this Agreement.

          WHEREAS, the respective Boards of Directors of LBI and USAuto deem it advisable and in the best interests of each such corporation and their respective stockholders that LBI and USAuto engage in a business combination in order to advance the long-term strategic business interests of LBI and USAuto;

          WHEREAS, the combination of LBI and USAuto shall be effected by the terms of this Agreement through a merger of USAuto with and into Merger Sub as outlined below (the "MERGER");

          WHEREAS, in furtherance thereof, the respective Boards of Directors of LBI, Merger Sub and USAuto have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which all shares of common stock, no par value per share, of USAuto ("USAUTO COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than shares of USAuto Common Stock held in the treasury of USAuto, will be converted into the right to receive in the aggregate $76,000,000 in cash and up to 14,000,000 shares of common stock, par value $0.01 per share, of LBI ("LBI COMMON STOCK") as set forth in SECTION 1.7(a);

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder by reason of Code Section 368(a)(2)(D); and

          WHEREAS, concurrent with the execution of this Agreement, certain stockholders of LBI have executed and delivered (i) voting agreements, whereby such stockholders have agreed, subject to the terms and conditions of such agreements, to vote in favor of this Agreement and the transactions contemplated herein and (ii) a backstop agreement pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreement, to guarantee full subscription of the Rights Offering.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     Section 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), USAuto shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of USAuto shall cease, and Merger Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION").

     Section 1.2 EFFECTIVE TIME. At the Closing, as soon as practicable following the satisfaction of the conditions set forth in ARTICLE IX, the parties shall (a) file a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such subsequent time as LBI and USAuto mutually agree in writing), which time shall be specified in the Certificate of Merger (the actual time and date the Merger becomes effective is referred to herein as the "EFFECTIVE TIME").

     Section 1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of USAuto and Merger Sub shall become vested in the Surviving Corporation, and all debts, liabilities and duties of USAuto and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended to reflect that the name of the Surviving Corporation will be "USAuto Holdings, Inc." as of the Effective Time), until thereafter changed or amended as provided therein or by applicable law.

     Section 1.5 BYLAWS. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     Section 1.6 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of USAuto, as of immediately prior to the Effective Time, shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal (or otherwise ceasing to be an officer) or until their respective successors are duly elected and qualified. The directors of Merger Sub, as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal (or otherwise ceasing to be a director) or until their respective successors are duly elected and qualified.

     Section 1.7 EFFECT ON CAPITAL STOCK. As a result of the Merger and without any action on the part of any holder thereof, at the Effective Time:

          (a) each share of USAuto Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of USAuto Common Stock held in the treasury of USAuto, all of which shall be canceled as provided in SECTION 1.7(b)) shall be converted into the right to receive the amount of cash and the number of validly issued, fully paid and non-assessable shares of LBI Common Stock, in each case set forth on the attached SCHEDULE OF CONSIDERATION opposite the name of the holder of such share of USAuto Common Stock as of the date hereof (all such cash consideration, LBI Common Stock and cash paid pursuant to SECTION 1.9 in lieu of fractional shares of LBI Common Stock, is referred to herein, collectively, as the "MERGER CONSIDERATION");

          (b) each share of USAuto Common Stock held in the treasury of USAuto, shall cease to be outstanding and shall be canceled and retired, and no cash, LBI Common Stock or other consideration shall be delivered in exchange for any such share of USAuto Common Stock;

          (c) each certificate or certificates that immediately prior to the Effective Time represented any USAuto Common Stock (collectively, the "CERTIFICATES") (other than shares of USAuto Common Stock held in the treasury of USAuto, all of which shall be canceled as provided in SECTION 1.7(b)) shall represent, and shall be deemed to represent, from and after the Effective Time, the portion of Merger Consideration determined in accordance with SECTION 1.7(a) attributable to the USAuto Common Stock represented by the Certificate therefor; and

          (d) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     Section 1.8 CERTAIN ADJUSTMENTS. In the event that, during the period commencing on the date hereof and continuing until the Effective Time, the outstanding USAuto Common Stock and/or the outstanding LBI Common Stock is changed into a different number or class of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the attached SCHEDULE OF CONSIDERATION shall be appropriately adjusted to provide the holders of USAuto Common Stock with the same economic effect as was contemplated by this Agreement prior to such event.

     Section 1.9 NO FRACTIONAL SHARES OF LBI COMMON STOCK.

          (a) No fractional shares of LBI Common Stock (or certificates or scrip representing fractional shares of LBI Common Stock) shall be issued, and no book-entry credit in respect of fractional shares of LBI Common Stock shall be made, in the Merger or upon the surrender of any Certificate, and no such fractional interest shall entitle the owner thereof to vote or to have any rights as a holder of LBI Common Stock or as a stockholder of LBI.

          (b) Notwithstanding any implication to the contrary contained in this Agreement, each holder of shares of USAuto Common Stock who would otherwise have been entitled to receive a fraction of a share of LBI Common Stock as a result of the conversion of such USAuto Common Stock into LBI Common Stock in accordance with SECTION 1.7(a) shall be paid, in lieu of such fractional share, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of LBI Common Stock and (ii) the closing price for a share of LBI Common Stock on the New York Stock Exchange on the date of the Effective Time or, if such date is not a Business Day, the first Business Day immediately following the date of the Effective Time.

     Section 1.10 EXCHANGE OF CERTIFICATES.

          (a) APPOINTMENT OF EXCHANGE AGENT. Prior to the Effective Time, LBI shall appoint the transfer agent for LBI Common Stock as the exchange agent hereunder for the purpose of exchanging Certificates representing the right to receive Merger Consideration (the "EXCHANGE AGENT"). Subject to the provisions of paragraph (c) of this SECTION 1.10, at or prior to the Effective Time, LBI shall (i) deposit with the Exchange Agent, in trust for the benefit of holders of Certificates, cash sufficient to pay the aggregate amount of cash to which the holders of USAuto Common Stock become entitled as of the Effective Time pursuant to SECTION 1.7(a) (the "AGGREGATE CASH CONSIDERATION") and (ii) irrevocably authorize LBI's transfer agent to issue certificates representing the number of whole shares of LBI Common Stock to which the holders of USAuto Common Stock become entitled as of the Effective Time pursuant to
SECTION 1.7(a). In addition, LBI agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to SECTION 1.9 and any dividends and other distributions pursuant to SECTION 1.11. All cash and certificates representing LBI Common Stock deposited with the Exchange Agent are hereinafter referred to as the "EXCHANGE FUND."

          (b) EXCHANGE PROCEDURES. Subject to the provisions of the immediately following paragraph (c), as soon as reasonably practicable after the Effective Time, LBI shall cause the Exchange Agent to mail to each holder of a Certificate
(i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as LBI may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a wire transfer of immediately available funds in the amount equal to the portion of the Aggregate Cash Consideration that such holder has the right to receive in respect of the shares of USAuto Common Stock represented by such Certificate as determined in accordance with SECTION 1.7, (B) certificates representing one or more shares of LBI Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares into which such holder's shares of USAuto Common Stock have been converted pursuant to SECTION 1.7 (after taking into account all shares of USAuto Common Stock then held by such holder) and (C) a check or wire transfer of immediately available funds in the amount equal to the cash that such holder has the right to receive pursuant to SECTIONS 1.9 and 1.11(b). No interest will be paid or will accrue on any cash payable pursuant to SECTION 1.9 or 1.11(b). In the event of a transfer of ownership of USAuto Common Stock which is not registered in the transfer records of

USAuto, a check or wire transfer in an amount equal to the portion of the Aggregate Cash Consideration payable in respect of such USAuto Common Stock, one or more shares of LBI Common Stock evidencing, in the aggregate, the proper number of shares of LBI Common Stock, a check in the proper amount of cash in lieu of any fractional shares of LBI Common Stock pursuant to SECTION 1.9 and any dividends or other distributions to which such holder is entitled pursuant to SECTION 1.11, may be issued with respect to such USAuto Common Stock to such a transferee if the Certificate which formerly represented such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) CLOSING DATE EXCHANGE. Notwithstanding the provisions of the immediately preceding paragraph (b), if on the Closing Date the USAuto Stockholders surrender the Certificates and deliver duly executed and completed letters of transmittal in substantially the form attached hereto as EXHIBIT 1.10(c), LBI shall deliver to the USAuto Stockholders the Merger Consideration on the Closing Date.

     Section 1.11 DISTRIBUTIONS IN RESPECT OF UNSURRENDERED CERTIFICATES.

          (a) Subject to SECTION 1.11(b), until surrendered and exchanged in accordance with SECTION 1.10(b), each Certificate shall, after the Effective Time represent solely the right to receive the portion of Merger Consideration determined in accordance with SECTION 1.7 attributable to such shares of USAuto Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in SECTION 1.11(b), and shall represent no other rights. From and after the Effective Time, the Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of USAuto Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. Three hundred sixty days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all shares of LBI Common Stock and cash (including any interest earned with respect thereto) deposited by LBI that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration and unpaid dividends and distributions thereon (as determined in accordance with SECTION 1.11(b)) deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of USAuto Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official after such 360-day period pursuant to any applicable abandoned property, escheat, or similar law.

(b) Whenever a dividend or other distribution is declared by LBI on the LBI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement (without interest thereon), provided that no dividends or other distributions declared or made with respect to LBI Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share(s) of USAuto Common Stock represented thereby unless and until the holder of such Certificate shall surrender such Certificate in accordance with
SECTION 1.10(b).

     Section 1.12 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to have been lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the shares of USAuto Common Stock represented by such Certificate were converted pursuant to SECTIONS 1.7 and 1.9, together with all unpaid dividends and other distributions owed pursuant to SECTION 1.11(b).

     Section 1.13 WITHHOLDING RIGHTS. LBI shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of USAuto Common Stock the amount LBI is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent any amount is so withheld by LBI, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of USAuto Common Stock in respect of which such deduction and withholding is being made by LBI.

     Section 1.14 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of USAuto or Merger Sub, any deeds, bills of sale, assignments or assurances, and to take and do, in the name and on behalf of USAuto or Merger Sub, any other actions necessary or desirable to vest, perfect and/or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 1.15 STOCK TRANSFER BOOKS. The stock transfer books of USAuto shall be closed immediately upon the Effective Time, and, except as contemplated by
SECTION 1.10 hereof, there shall be no further registration of transfers of shares of USAuto Common Stock thereafter on the records of USAuto. From and after the Effective Time, all Certificates presented to the Surviving Corporation for any reason shall be surrendered and exchanged in accordance with
SECTION 1.10 or 1.11 hereof (as applicable).

     Section 1.16 TRANSACTION STRUCTURE. At any time prior to the mailing of the Form S-1 to the LBI Stockholders, LBI and USAuto may, with the approval of their respective Boards of Directors, change the method of effecting the combination between LBI and USAuto (including, without limitation, the provisions of this ARTICLE I) to the extent LBI and USAuto agree in writing that such change is necessary, appropriate or desirable.

                                   ARTICLE II
                                   THE CLOSING

     Section 2.1 THE CLOSING. The closing of the Merger and the other transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois, on the first Business Day following full satisfaction or due waiver (subject to applicable law) of all of the closing conditions set forth in ARTICLE IX hereof (other than those to be satisfied at the Closing) or on such other date and place as is agreed to in writing by USAuto and LBI. The date and time of the Closing are herein referred to as the "CLOSING DATE."

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF USAUTO

          USAuto represents and warrants to LBI that each statement contained in this ARTICLE III is correct and complete, except as set forth in the schedules attached to the USAuto Disclosure Letter accompanying this Agreement (each a "USAUTO SCHEDULE" and, together with the USAuto Disclosure Letter, the "USAUTO SCHEDULES"). The USAuto Disclosure Letter shall be signed on behalf of USAuto by the Chief Executive Officer and the Chief Financial Officer of USAuto, each of whom shall certify that the USAuto Schedules were prepared under his supervision and are, to his knowledge, true and correct in all material respects. The USAuto Schedules have been arranged, for purposes of convenience only, as separately titled USAuto Schedules corresponding to the sections of this ARTICLE III; however, each USAuto Schedule shall be deemed to incorporate by reference all information disclosed in any other USAuto Schedule to the extent the relevance of such other information to the representations and warranties corresponding to such USAuto Schedule is reasonably apparent on its face. Capitalized terms used in the USAuto Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

     Section 3.1 ORGANIZATION AND CORPORATE POWER. USAuto is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and USAuto has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. USAuto is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on USAuto. USAuto has delivered or made available to LBI accurate and complete copies of: (a) the certificates or articles of incorporation and bylaws as currently in effect, including all amendments thereto, of USAuto and each of its Subsidiaries; (b) the stock records of USAuto and each of its Subsidiaries; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of USAuto and each of its Subsidiaries, the Board of Directors of USAuto and each of its Subsidiaries and all committees of the Board of Directors of USAuto and each of its Subsidiaries. Except for such omissions and other defects, if any, as are not material, (a) the minute books of USAuto and its Subsidiaries are current and contain correct and complete copies of all charter documents of such companies, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of their respective stockholders and boards of directors and all committees thereof, (b) the stock record book of each such company is also current, correct and complete and reflects the issuance of all of the capital stock of such company and by whom such capital stock is currently held and (c) all such minute books, stock records and other corporate records have been delivered or made available to LBI. Neither USAuto nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws.

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     Section 3.2 SUBSIDIARIES. Except as set forth on the USAUTO SUBSIDIARY
SCHEDULE, neither USAuto nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or other entity. Each of the Subsidiaries of USAuto identified on the USAUTO SUBSIDIARY SCHEDULE is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on USAuto, in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify.

     Section 3.3 CAPITAL STOCK OF USAUTO AND RELATED MATTERS. The authorized number of shares of capital stock of USAuto is 100,000, consisting of 100,000 shares of common stock, no par value per share, of which 75,000 shares are issued and outstanding. All outstanding shares of USAuto Common Stock are owned of record by the stockholders and in the amounts set forth in the USAUTO CAPITAL STOCK SCHEDULE. All of the outstanding shares of capital stock of USAuto have been duly authorized and are validly issued, fully paid and nonassessable. USAuto does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth on the USAUTO CAPITAL STOCK SCHEDULE, there are no outstanding rights, subscriptions, warrants, options, conversion rights or agreements of any kind, contingent or otherwise, that provide for the sale or issuance by USAuto of any shares of capital stock or other equity securities (or other securities containing any equity features) of any kind, and there are no outstanding bonds, debentures, notes or other indebtedness providing the holder thereof with the right to vote on any matters on which stockholders of USAuto may vote ("USAUTO VOTING DEBT"). Except as disclosed in the USAUTO CAPITAL STOCK SCHEDULE or as provided in this Agreement, neither USAuto nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. Except as disclosed in the USAUTO CAPITAL STOCK SCHEDULE, there are no statutory or contractual stockholders' preemptive rights or rights of refusal with respect to the issuance or transfer of any class or series of USAuto capital stock. USAuto has not in any material respect violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any class or series of USAuto capital stock. Except as set forth on the USAUTO CAPITAL STOCK SCHEDULE, to USAuto's Knowledge there are no agreements among any stockholders of USAuto with respect to the voting or transfer of USAuto capital stock or with respect to any other aspect of USAuto's affairs.

     Section 3.4 AUTHORIZATION; NO CONFLICTS.

          (a) USAuto has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by USAuto of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of USAuto. This Agreement has been duly executed and delivered by USAuto and constitutes a valid and binding agreement of USAuto, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors of USAuto, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "USAUTO BOARD APPROVAL"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of USAuto and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of USAuto approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by USAuto's stockholders. To the Knowledge of USAuto, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The stockholders of USAuto, by resolutions duly adopted by unanimous written consent or unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, have approved this Agreement and the Merger.

          (c) Except as set forth on the USAUTO CONFLICTS SCHEDULE, the execution, delivery and performance by USAuto of this Agreement does not and will not, and the consummation by USAuto of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets of USAuto or any of its Subsidiaries pursuant to: (i) any provision of the certificate of incorporation or bylaws of USAuto or any of its Subsidiaries or (ii) subject to obtaining or making the USAuto Necessary Consents, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or similar arrangement or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USAuto, any Subsidiary of USAuto or their respective properties or assets.

          (d) Except as set forth on the USAUTO CONFLICTS SCHEDULE, no material consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY") is required by or with respect to USAuto or any Subsidiary of USAuto in connection with the execution and delivery of this Agreement by USAuto or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (iii) the Securities Act of 1933, as amended (the "SECURITIES ACT"),
(iv) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and
(v) the DGCL with respect to the filing of the Certificate of Merger. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (v) are referred to herein as the "USAUTO NECESSARY CONSENTS."

     Section 3.5 FINANCIAL STATEMENTS.

          (a) The USAUTO FINANCIAL STATEMENTS SCHEDULE consists of: (i) an unaudited consolidated balance sheet as of September 30, 2003 of USAuto (the "LATEST USAUTO BALANCE SHEET"), and the related statements of income and cash flows of USAuto for the nine-month period then ended, and (ii) USAuto's audited consolidated balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2001 and 2002 (the financial statements referred to in clauses (i) and (ii) of this SECTION 3.5(a) are collectively referred to herein as the "USAUTO FINANCIAL STATEMENTS"). Except as set forth on the USAUTO ACCOUNTING SCHEDULE, the USAuto Financial Statements have been based upon the information contained in USAuto's books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition of USAuto's business and the consolidated results of operations and consolidated cash flows of USAuto's business as of the times and for the periods referred to therein, subject, in the case of the unaudited USAuto Financial Statements, to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments that have not been and are not expected to be material in amount. Except as required by GAAP, USAuto has not, since the date of the Latest USAuto Balance Sheet, made any change in the accounting practices or policies applied in the preparation of the USAuto Financial Statements. The books and records of USAuto and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements. Except as set forth on the USAUTO ACCOUNTING SCHEDULE, neither USAuto nor any of its Subsidiaries has any liabilities that are of a nature that would be required to be disclosed on a balance sheet of USAuto and its Subsidiaries (or the footnotes thereto) prepared in accordance with GAAP, other than (x) liabilities reflected on the USAuto Financial Statements and (y) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest USAuto Balance Sheet.

          (b) USAuto has previously furnished LBI with copies of the audited statutory financial statements of USAuto Insurance Company, Inc. as of December 31, 2001 and each of the Insurance Subsidiaries as of December 31, 2002, together with all exhibits and schedules thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, prepared in conformity with accounting practices prescribed or permitted by the respective state of domicile for each Insurance Subsidiary, applied on a consistent basis (collectively, the "SAP FINANCIAL STATEMENTS"). Each of the balance sheets in the SAP Financial Statements fairly presents in all material respects the financial position of the applicable Insurance Subsidiary as of its date, and each of the statements of operations included in the SAP Financial Statements fairly presents in all material respects the results of operations of the applicable Insurance Subsidiary for the period therein set forth, in each case, in accordance with statutory accounting practices of the respective state of domicile. The SAP Financial Statements have been audited by Deloitte & Touche LLP.

     Section 3.6 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the USAUTO DEVELOPMENTS SCHEDULE, since December 31, 2002, there has not been any Material Adverse Effect with respect to USAuto and its Subsidiaries taken as a whole. Except as set forth on the USAUTO DEVELOPMENTS SCHEDULE and except as expressly contemplated by this Agreement, since December 31, 2002, neither USAuto nor any Subsidiary of USAuto has (a) borrowed any amount or incurred or become subject to any material liabilities (except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements), (b) mortgaged, pledged or subjected to any material Lien (except Permitted Liens) any material portion of its assets, (c) sold, assigned or transferred any material portion of its tangible assets, (d) sold, assigned or transferred any material Intellectual Property or other intangible assets, (e) suffered any extraordinary loss(es) in an amount exceeding $100,000 individually or in the aggregate or waived any right(s) of material value, (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities, (g) made any capital expenditures in excess of $100,000 or commitments therefor, (h) made any material change in its accounting methods, practices or policies, (i) revalued any of its assets, including, without limitation, by writing down the value of contracts or by writing off accounts receivable, except in the ordinary course of business, (j) entered into any other material transaction, (k) declared, set aside or paid any dividends or other distributions with respect to its capital stock other than as specifically provided therefor under
SECTION 7.1(c) hereof or, directly or indirectly, redeemed, purchased or acquired any of its capital stock, (l) amended or terminated any material contract, (m) loaned to or invested in any other entity (other than a wholly-owned Subsidiary of USAuto) an amount in excess of $100,000, (n) waived or released any material right or claim or (o) entered into any agreement to do any of the foregoing.

     Section 3.7 TITLE TO PROPERTIES.

          (a) USAuto and/or its Affiliates own good and marketable title to all of the personal property shown on the Latest USAuto Balance Sheet, free and clear of all Liens (except for Permitted Liens), except for dispositions of personal property since the Latest USAuto Balance Sheet in the ordinary course of business, which dispositions were not material in amount.

          (b) The real property demised by the leases described on the USAUTO LEASED REAL PROPERTY SCHEDULE constitutes all of the real property leased, subleased, licensed or otherwise used or occupied by USAuto or any of its Subsidiaries. Except as otherwise disclosed on the USAUTO LEASED REAL PROPERTY SCHEDULE, the leases described on the USAUTO LEASED REAL PROPERTY SCHEDULE are in full force and effect, and USAuto or an Affiliate of USAuto holds a valid and existing leasehold interest under each such lease. LBI has been supplied with a true and correct copy of each of the leases described on the USAUTO LEASED REAL PROPERTY SCHEDULE, and none of such leases have been modified in any material respect (except to the extent that such modifications are disclosed by the copies of such leases delivered to USAuto). Neither USAuto nor any of its Subsidiaries (nor, to USAuto's Knowledge, any other Person) is in default in any material respect under any of such leases. Except as disclosed in the USAUTO LEASED REAL PROPERTY SCHEDULE, neither USAuto nor any of its Subsidiaries has
(i) subleased, licensed or otherwise granted any other Person the right to use or occupy any portion of the real property demised by such leases or (ii) collaterally assigned or granted any other security interest in such leases.

          (c) Except as set forth on the USAUTO OWNED REAL PROPERTY SCHEDULE, neither USAuto nor any of its Subsidiaries owns any real property or possesses any option to purchase any real property.

     Section 3.8 TAX MATTERS.

          (a) USAuto and each Subsidiary has timely filed all Tax Returns that it was required to file, either separately or as a member of an Affiliated Group, under applicable laws and regulations. All Tax Returns of USAuto and each Subsidiary that have been filed are correct and complete in all respects and have been prepared in compliance in all material respects with all applicable laws and regulations. All Taxes due and owing by USAuto or any Subsidiary (whether or not shown or required to be shown on any Tax Return) have been paid. Neither USAuto nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where USAuto or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of USAuto or any Subsidiary.

          (b) USAuto and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required and due with respect thereto have been properly completed and timely filed.

          (c) Neither USAuto nor any of its Subsidiaries has reason to expect any authority to assess any additional Taxes for any taxable period of USAuto or any of its Subsidiaries ending on or prior to the Closing Date. No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to USAuto or any Subsidiary. Neither USAuto nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither USAuto nor any Subsidiary has filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against USAuto or any Subsidiary. The USAUTO TAXES SCHEDULE attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to USAuto or any Subsidiary for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. USAuto has made available to LBI correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by USAuto or any Subsidiary filed or received since December 31, 1996.

          (d) Neither USAuto nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither USAuto nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Neither USAuto nor any Subsidiary is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither USAuto nor any Subsidiary (i) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was USAuto) or (ii) has any liability for the Taxes of any Person (other than USAuto or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither USAuto nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (e) The unpaid Taxes of USAuto and its Subsidiaries (i) did not, as of the date of the Latest USAuto Balance Sheet, exceed the amount reserved on the "Tax Liability" line item (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest USAuto Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of USAuto and its Subsidiaries in filing their Tax Returns. Since the date of the Latest USAuto Balance Sheet, neither USAuto nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

          (f) Neither USAuto nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date. Neither USAuto nor any Subsidiary uses the cash-method of accounting for purposes of computing its federal or state income Taxes. Neither USAuto nor any Subsidiary thereof is a member of a "consolidated group" (within the meaning of Treasury
Regulation 1.1502-1(h)).

          (g) Neither USAuto nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code
Section 355 or 361.

          (h) Neither USAuto nor any of its Subsidiaries has made, with respect to itself or any property held by itself, any consent under Code Section 341. No property of USAuto or any of its Subsidiaries is "tax exempt use property" within the meaning of Code Section 168(h). Neither USAuto nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

          (i) USAuto (and each predecessor of such thereof) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 (and any corresponding provision of state, local or foreign Tax law) at all times during its existence and will be an S corporation up to and including the termination of the separate corporate existence of USAuto in connection with the Merger.

          (j) The USAUTO TAXES SCHEDULE identifies each Subsidiary of USAuto that is a "qualified subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B), and each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule and will be a qualified subchapter S Subsidiary up to and including the termination of the separate corporate existence of USAuto in connection with the Merger.

     Section 3.9 CERTAIN CONTRACTS AND COMMITMENTS. Except as set forth on the USAUTO CONTRACTS SCHEDULE, neither USAuto nor any of its Subsidiaries is party to any oral or written (a) collective bargaining agreement or contract with any labor union, (b) bonus, pension, profit sharing, retirement or other form of deferred compensation plan (except as described in SECTION 3.13 or as set forth on the USAUTO EMPLOYEE BENEFITS SCHEDULE), (c) stock purchase, stock option or similar plan, (d) contract for the employment of, or payments upon the severance of, any officer, individual employee or other Person, whether on a full-time or consulting basis, providing annual compensation in excess of $100,000, (e) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of USAuto or any of its Subsidiaries, (f) guaranty of any obligation for borrowed money or other material guaranty, (g) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000, (h) lease or agreement under which it is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000, (i) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000, (j) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000, (k) contract which prohibits USAuto or any of its Subsidiaries from freely engaging in business anywhere in the world, (l) contract for capital expenditures or the acquisition, construction or modification of fixed assets, in each case that requires aggregate future payments of $100,000 or more, (m) contract relating to clean-up, abatement or other actions in connection with the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study, (n) contract not terminable at will by USAuto and granting to any Person a right at such Person's option to purchase or acquire any asset or property of USAuto's business (or any interest therein) with a value in excess of $100,000 in the case of any one contract or $100,000 in the aggregate for all contracts of such type, (o) material agreement relating to the licensing of Intellectual Property by USAuto or its Subsidiaries to a third party or by a third party to USAuto or its Subsidiaries, and all other material agreements affecting USAuto's or its Subsidiaries' ability to use or disclose any Intellectual Property, (p) contract with any material provider, independent contractor or other agent having a remaining term in excess of six months and which by its terms is not terminable without penalty on 60 calendar days' or less notice, (q) contract with any material customer with respect to discounts or allowances or extended payment terms, (r) joint venture or partnership contract with any other Person, (s) contract with any material customer having a remaining term in excess of six months and which by its terms is not terminable without penalty on 90 calendar days' or less notice, (t) contract pursuant to which USAuto or any of its Subsidiaries has advanced or loaned to any other Person, or invested in any other Person, amounts in the aggregate (for any one Person) exceeding $100,000 or contractually committed to do so, (u) minority or set-aside contract, (v) grant of any right-of-first refusal or similar right in favor of any third party with respect to any material portion of the assets of USAuto or any of its Subsidiaries, or (w) other contract which involves future payment or performance valued at $100,000 or more. LBI has been supplied with a true and correct copy of all written contracts and written summaries of all oral contracts which are referred to on the USAUTO CONTRACTS SCHEDULE, together with all material amendments, waivers or other changes thereto. Neither USAuto nor any of its Subsidiaries (nor, to USAuto's Knowledge, any other Person) is in default under any contract listed on the USAUTO CONTRACTS SCHEDULE. The USAUTO CONTRACTS SCHEDULE sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of USAuto or any of its Subsidiaries as a result of or in connection with the Merger.

     Section 3.10 INTELLECTUAL PROPERTY. The USAUTO INTELLECTUAL PROPERTY SCHEDULE sets forth all of the following that are owned by USAuto or its
Subsidiaries: (a) patents and patent applications; (b) registered trademarks or service marks and applications to register trademarks or service marks or Internet domain names; (c) registered copyrights; (d) material unregistered trademarks, service marks, copyrights, trade names and corporate names; and (e) proprietary computer software (collectively, the "USAUTO INTELLECTUAL Property"). Except as set forth on the USAUTO INTELLECTUAL PROPERTY SCHEDULE,
(a) USAuto and/or its Subsidiaries own and possess all right, title and interest in and to the USAuto Intellectual Property free and clear of all Liens (except for Permitted Liens), (b) USAuto and/or its Subsidiaries own, or possess the valid right to use pursuant to a valid and binding written license agreement listed on the USAUTO CONTRACTS SCHEDULE, all other material Intellectual Property used in the conduct of USAuto's or its Subsidiaries' respective businesses, (c) neither USAuto nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any Intellectual Property, (d) to USAuto's Knowledge neither USAuto nor any of its Subsidiaries has infringed, misappropriated or otherwise misused any third party's Intellectual Property, (e) USAuto has no Knowledge of any infringement or misappropriation by any third party of any USAuto Intellectual Property and (f) to USAuto's Knowledge there are no royalties or other fees payable by USAuto or any of its Subsidiaries with respect to the use of Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of any rights of USAuto or any of its Subsidiaries to own, use or license any Intellectual Property.

     Section 3.11 LITIGATION; COMPLIANCE WITH LAWS; AUTHORIZATIONS.

          (a) Except as set forth on the USAUTO LITIGATION SCHEDULE, there are no actions, suits or other proceedings or, to USAuto's Knowledge, investigations pending or, to USAuto's Knowledge, threatened against USAuto or any of its Subsidiaries, or to USAuto's Knowledge, any current or former officers of USAuto or any Subsidiary, at law or in equity, or before or by any Governmental Entity, and neither USAuto nor any of its Subsidiaries is subject to any outstanding material judgment, order or decree of any Governmental Entity.

          (b) USAuto and each of its Subsidiaries is in all material respects in compliance with all applicable laws and regulations of any Governmental Entity that is material to the operation of the businesses of USAuto and its Subsidiaries as presently conducted. USAuto and its Subsidiaries have all material licenses, permits, approvals and similar governmental authorizations ("GOVERNMENTAL AUTHORIZATIONS") necessary to enable USAuto and its Subsidiaries to conduct their business in the manner in which their business is currently being conducted. USAuto and its Subsidiaries are in compliance with the material terms and requirements of such Governmental Authorizations. Neither USAuto nor any of its Subsidiaries has received written notice from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental

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Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

          Section 3.12 INSURANCE. The USAUTO INSURANCE SCHEDULE lists each insurance policy maintained by USAuto and its Subsidiaries. All such insurance policies are in full force and effect, and neither USAuto nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy. The USAUTO INSURANCE SCHEDULE sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies and the loss run for the year ended December 31, 2002, with respect to such policies.

     Section 3.13 EMPLOYEE BENEFIT PLANS. Except as listed on the USAUTO EMPLOYEE BENEFITS SCHEDULE:

          (a) There are no USAuto Employee Benefit Plans. Each USAuto Benefit Plan that has been treated by USAuto or its Subsidiaries as satisfying the requirements of Section 401(a) of the Code has received a favorable opinion letter from the Internal Revenue Service that the form of such USAuto Benefit Plan is acceptable under Section 401 of the Code, and, to USAuto's Knowledge, no fact or circumstance exists that would jeopardize the qualification of such USAuto Benefit Plan. Each USAuto Benefit Plan complies in form and in operation in all material respects with the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws, including, without limitation, applicable reporting and disclosure requirements with respect to each USAuto Benefit Plan. Neither USAuto nor any of its Subsidiaries has incurred any material liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

          (b) With respect to each USAuto Benefit Plan, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending, other than routine and reasonable claims for benefits,
(iii) neither USAuto nor any of its Subsidiaries has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code and to USAuto's Knowledge no such "prohibited transaction" has occurred that would result in a material liability to the Surviving Corporation or any of its Subsidiaries under Section 406 of ERISA or Section 4975 of the Code and (iv) LBI has been supplied with true and complete copies of the most recent determination letter or opinion letter received from the Internal Revenue Service regarding such USAuto Benefit Plan and the latest financial statements and latest prepared actuarial reports for such USAuto Benefit Plan. To USAuto's Knowledge, no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending with respect to any USAuto Employee Benefit Plan.

          (c) Neither USAuto nor any of its Subsidiaries, nor, to USAuto's Knowledge, any of their respective directors, officers, employees or any other "fiduciary" (as such term is defined in Section 3 of ERISA), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the USAuto Employee Benefit Plans which would subject the Surviving Corporation, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

          (d) USAuto and its Subsidiaries have not incurred, and have no reason to expect that they will incur, any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any employee pension benefit plan that USAuto or a Subsidiary of USAuto, or any other entity that together with USAuto or a Subsidiary of USAuto is treated as a single employer under Section 414 of the Code, maintains or ever has maintained, to which any of them contributes or ever has been required to contribute or with respect to which any of them have any liability. To USAuto's Knowledge, no reportable event as defined in Section 4043 of ERISA (that has not been waived by regulation) or accumulated funding deficiency as defined in Section 412(a) of the Code has occurred, and no facts exist that could reasonably, or reasonably be expected to, result in such a reportable event or accumulated funding deficiency.

          (e) No USAuto Employee Benefit Plan that is described in Section 3(1) of ERISA provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title I of ERISA.

          (f) USAuto or its Subsidiaries have the right pursuant to the terms of each USAuto Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) at any time without causing a material liability to arise.

          (g) The transactions contemplated by this Agreement will not result in any additional payments to, or benefit accruals for, or any increase in the vested interest of, any current or former employee or director of USAuto or any of its Subsidiaries (or any dependent of any such Person) under any USAuto Employee Benefit Plan.

     Section 3.14 ENVIRONMENTAL COMPLIANCE AND CONDITIONS. USAuto and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (collectively, "ENVIRONMENTAL AND SAFETY REQUIREMENTS"). Except as set forth on the USAUTO ENVIRONMENTAL COMPLIANCE SCHEDULE, USAuto and its Subsidiaries are in all material respects in compliance with all terms and conditions of such permits, licenses and authorizations and are in all material respects also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder. Neither USAuto nor any of its Subsidiaries has received written notice of violations or liabilities arising under Environmental and Safety Requirements (including any investigatory, remedial or corrective obligation) relating to USAuto, its Subsidiaries or their respective facilities. To USAuto's Knowledge, no current or prior owner of any property owned or leased, at any time, by USAuto or any of its Subsidiaries has received written notice (whether from a Governmental Entity, citizens group, employee or otherwise) that alleges that such current or prior owner or USAuto or any of its Subsidiaries is not or was not in compliance with any applicable Environmental and Safety Requirements. Notwithstanding any implication to the contrary contained herein, this SECTION 3.14 constitutes the sole and exclusive representations and warranties of USAuto with respect to Environmental and Safety Requirements and all other environmental matters.

     Section 3.15 AFFILIATED TRANSACTIONS. Except as set forth on the USAUTO AFFILIATED TRANSACTIONS SCHEDULE, no stockholder, officer or director of USAuto or any individual in such stockholder's, officer's or director's immediate family is a party to any agreement, contract, commitment or transaction with USAuto or has any interest in any property used by USAuto.

     Section 3.16 BROKERAGE. Except as set forth in the USAUTO BROKERAGE SCHEDULE, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USAuto.

     Section 3.17 ACCOUNTS RECEIVABLE; LOANS AND ADVANCES.

          (a) All accounts receivable of USAuto and its Subsidiaries that are reflected in the USAuto Financial Statements or in the accounting records of USAuto as of the date hereof (collectively, the "USAUTO ACCOUNTS RECEIVABLE") represent valid obligations arising from services actually performed in the ordinary course of business. Except as described in the USAUTO ACCOUNTS RECEIVABLE SCHEDULE, the USAuto Accounts Receivable are current and collectible net of any respective reserves shown in the USAuto Financial Statements or on the accounting records of USAuto as of the date hereof (which reserves are calculated consistent with past practice and in management's reasonable estimation believed to be adequate). There is no contest, claim or right of set-off, other than in the ordinary course of business, relating to the amount or validity of such USAuto Accounts Receivable.

          (b) The USAUTO LOANS SCHEDULE contains an accurate and complete list of all loans and advances made by USAuto or any of its Subsidiaries (and the amounts outstanding thereunder as of the date of this Agreement) to any employee, director, consultant or independent contractor of USAuto or any of its Subsidiaries.

     Section 3.18 LABOR AND EMPLOYMENT MATTERS.

          (a) Except as set forth on the USAUTO LABOR MATTERS SCHEDULE, with respect to the business of USAuto and its Subsidiaries: (i) to USAuto's Knowledge, no employee of USAuto or any of its Subsidiaries (A) has any present intention to terminate such employee's employment with USAuto or its Subsidiaries or (B) is a party to any confidentiality, non-competition, proprietary rights or other similar agreement between such employee and any entity other than USAuto or any of its Subsidiaries; (ii) no labor organization or group of employees has filed any representation petition or made any demand for recognition; (iii) no union organizing or decertification efforts are underway or, to USAuto's Knowledge, threatened and no other question concerning representation exists; (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to USAuto's Knowledge, threatened; (v) there is no workman's compensation liability, experience or matter that would reasonably be expected to have a Material Adverse Effect on USAuto; and (vi) there is no employment-related charge, complaint, grievance or, to USAuto's Knowledge, investigation or inquiry of any kind, pending or, to USAuto's Knowledge, threatened in any forum, relating to an alleged violation or breach by USAuto or any of its Subsidiaries (or any of its or their officers or directors) of any material law, regulation or contract.

          (b) All notices required in connection with the transactions contemplated by this Agreement under any collective bargaining agreement to which USAuto or any of its Subsidiaries is a party have been given, and all collective bargaining obligations of USAuto and its Subsidiaries with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, neither USAuto nor any of its Subsidiaries has implemented any mass layoff of employees for which proper notification was not provided under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN ACT"), and no such action will be implemented by USAuto or any of its Subsidiaries prior to the Closing.

     Section 3.19 AUTHORIZATION AND COMPLIANCE OF THE INSURANCE SUBSIDIARIES. Each of the Insurance Subsidiaries (a) is an authorized insurer (on either an admitted or a nonadmitted basis) duly licensed, in good standing and qualified to transact an insurance business in each state in which it presently writes insurance, for the classes and lines of property and casualty insurance specified in its licenses for such state, including without limitation non-standard auto insurance policies, and (b) meets in all material respects all statutory and regulatory requirements of all Governmental Entities which have jurisdiction over it to be an authorized insurer in such state on either an admitted or a nonadmitted basis. Except as disclosed on the USAUTO INSURANCE COMPLIANCE SCHEDULE, and except for routine complaints made by policyholders and claimants that, in each case, relate solely to a policyholder's individual insurance contract, there is no material proceeding with respect to USAuto or any of the Subsidiaries of USAuto which has been commenced by any state insurance regulatory authority and is currently pending. USAuto has previously furnished LBI with true and complete copies of the reports (or the most recent draft thereof to the extent any final report is not available) reflecting the results of the most recent financial or market conduct examinations of any of the Insurance Subsidiaries issued by any such Governmental Entity.

     Section 3.20 INSURANCE POLICIES' COMPLIANCE WITH LAW. All insurance policies issued by the Insurance Subsidiaries are, as now in force and to the extent required under the applicable law or regulation of the applicable state insurance regulatory authority, in a form acceptable to such authority or have been filed and not objected to (or such objection has been withdrawn or resolved) by such authority within the period provided for objection. Neither USAuto nor any Subsidiary of USAuto which is not an Insurance Subsidiary has issued any insurance policies or entered into any reinsurance agreements. All material reports, statements, documents, registrations, filings and submissions to any state insurance regulatory authority complied in all material respects with applicable law in effect when filed, and no deficiencies have been asserted by such authority with respect to any such report, statement, document, registration, filing or submission that have not been satisfied. All premium rates established by the Insurance Subsidiaries that are required to be filed with or approved by any such authority have been so filed or approved, the premiums charged conform to the premiums so filed or approved and comply (or complied at the relevant time) with the insurance laws applicable thereto.

     Section 3.21 RESERVES. All statutory reserves reflected in the SAP Financial Statements for the year ended December 31, 2002 were determined in accordance with statutory accounting principles and generally accepted actuarial assumptions and meet the requirements of the insurance laws of each applicable Governmental Entity.

     Section 3.22 REINSURANCE AND RETROCESSIONS. The USAUTO REINSURANCE SCHEDULE contains a true and complete list of all reinsurance and retrocession treaties and agreements in force to which any Insurance Subsidiary is a party, including
(a) any terminated or expired treaty or agreement under which there remains any outstanding liability with respect to paid or unpaid case reserves in excess of $100,000, (b) the effective date of each such treaty or agreement and (c) the termination date of any such treaty or agreement which has a definite termination date. No Insurance Subsidiary is in default in any respect as to any provision of any reinsurance or retrocession treaty or agreement or has failed to meet the underwriting standards required for any business reinsured thereunder.

     Section 3.23 INVESTMENT ASSETS. USAuto has provided or has made available to LBI a true, complete and correct list of the bonds, stocks, mortgage loans and other investments that are carried on the books and records of USAuto and the Insurance Subsidiaries as of December 31, 2002 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by USAuto and the Insurance Subsidiaries between December 31, 2002 and the Closing are referred to herein as the "INVESTMENT ASSETS"). Except for Investment Assets sold in the ordinary course of business consistent with past practices, each of USAuto and the Insurance Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens, except as set forth in the USAUTO INVESTMENT ASSETS SCHEDULE. None of the Investment Assets is in default in the payment of principal or interest or dividends and, to USAuto's Knowledge, there has occurred no event which (whether with notice or lapse of time or both) will result in a default under any of the Investment Assets.

     Section 3.24 INSURANCE BROKERS. To the Knowledge of USAuto and each of its Subsidiaries, all Persons through whom the Insurance Subsidiaries have placed or sold insurance and reinsurance were duly licensed (to the extent such licensing is required) to sell or place insurance and reinsurance in the jurisdictions where, and at the time when, they did so on behalf of the Insurance Subsidiaries. Except as described on the USAUTO INSURANCE BROKERS SCHEDULE, (a) no agent, broker, intermediary or producer has any underwriting or binding authority on behalf of any Insurance Subsidiary, (b) none of USAuto or any of its Subsidiaries is a party to any managing general agency contract or other similar arrangement and (c) none of USAuto or any of its Subsidiaries is a party to any fronting or similar agreement to place or sell insurance or reinsurance for any other Person.

     Section 3.25 REPRESENTATION COMPLETE; SUPPLIED INFORMATION.

          (a) None of the representations or warranties made by USAuto, nor any statement made in the USAUTO SCHEDULES or in any certificate furnished by USAuto pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) None of the information supplied or to be supplied by USAuto for inclusion in the Form S-1 will, (i) at the time the Form S-1 becomes effective under the Securities Act or at the time of any post-effective amendment thereto or (ii) on the date it is mailed to the holders of shares of LBI Common Stock (the "LBI STOCKHOLDERS") or at the time of the LBI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, however, no representation or warranty is made by USAuto with respect to statements made or incorporated by reference in the Form S-1 based on information supplied by LBI for inclusion or incorporation by reference therein.

     Section 3.26 INDEBTEDNESS. The USAUTO INDEBTEDNESS SCHEDULE sets forth a complete list of the outstanding principal amounts of all Indebtedness of USAuto and its Subsidiaries as of the date hereof and the amounts that would be required to be paid in order to payoff all such Indebtedness in full if such Indebtedness were to be paid on the date hereof.

     Section 3.27 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the USAuto Disclosure Letter and/or in the certificates required to be delivered pursuant to or in connection herewith, neither USAuto nor any other Person acting for USAuto makes any representation or warranty, express or implied, and USAuto and LBI hereby disclaim any such representation or warranty, whether by USAuto or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by USAuto of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to LBI or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by USAuto or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF USAUTO STOCKHOLDERS

     Section 4.1 REPRESENTATIONS AND WARRANTIES OF USAUTO STOCKHOLDERS. Each USAuto Stockholder severally, and not jointly, represents and warrants to LBI that each statement contained in this SECTION 4.1 is correct and complete.

          (a) AUTHORITY AND CAPACITY. Such USAuto Stockholder has full legal right and capacity to enter into this Agreement. This Agreement has been duly executed and delivered by such USAuto Stockholder and constitutes a valid and binding obligation of such USAuto Stockholder, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) DISCLOSURE. To the knowledge of each USAuto Stockholder, the representations and warranties contained in ARTICLE III do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained therein not misleading.

          (c) STOCKHOLDER AGREEMENTS. Except as set forth on the USAUTO CAPITAL STOCK SCHEDULE, to such USAuto Stockholder's knowledge there are no agreements among any stockholders of USAuto with respect to the voting or transfer of USAuto capital stock or with respect to any other aspect of USAuto's affairs.

     Section 4.2 ADDITIONAL REPRESENTATION AND WARRANTY OF APPLICABLE USAUTO STOCKHOLDERS. Each Applicable USAuto Stockholder severally, and not jointly, represents and warrants to LBI that such Applicable USAuto Stockholder is an "accredited investor" as such term is defined under the Securities Act and the rules and regulations promulgated thereunder, the shares of LBI Common Stock acquired by such Applicable USAuto Stockholder pursuant hereto are being acquired for his own account with the present intention of holding such securities for purposes of investment, and such Applicable USAuto Stockholder has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

     Section 4.3 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein, and in the certificates required to be delivered pursuant to or in connection herewith, each USAuto Stockholder makes no representation or warranty, express or implied, and each USAuto Stockholder and LBI hereby disclaim any such representation or warranty, whether by such USAuto Stockholder with respect to the execution, delivery or performance by such USAuto Stockholder of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to LBI or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by any USAuto Stockholder, USAuto or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

                                   ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF LBI

          LBI represents and warrants to USAuto that each statement contained in this ARTICLE V is correct and complete, except as set forth in the schedules attached to the LBI Disclosure Letter accompanying this Agreement (each an "LBI SCHEDULE" and, together with the LBI Disclosure Letter, the "LBI SCHEDULES"). The LBI Disclosure Letter shall be signed on behalf of LBI by the Chief Executive Officer and the Chief Accounting Officer of LBI, each of whom shall certify that the LBI Schedules were prepared under his or her supervision and are, to his or her knowledge, true and correct in all material respects. The LBI Schedules have been arranged, for purposes of convenience only, as separately titled LBI Schedules corresponding to the sections of this ARTICLE V; however, each LBI Schedule shall be deemed to incorporate by reference all information disclosed in any other LBI Schedule to the extent the relevance of such other information to the representations and warranties corresponding to such LBI
Schedule is
reasonably apparent on its face. Capitalized terms used in the LBI Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

     Section 5.1 ORGANIZATION AND CORPORATE POWER. LBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and LBI has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. LBI is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on LBI. LBI has delivered or made available to USAuto accurate and complete copies of: (a) the certificates or articles of incorporation and bylaws as currently in effect, including all amendments thereto, of LBI and each of its Subsidiaries; (b) the stock records of LBI and each of its Subsidiaries; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of LBI and each of its Subsidiaries, the Board of Directors of LBI and each of its Subsidiaries and all committees of the Board of Directors of LBI and each of its Subsidiaries. Except for such omissions and other defects, if any, as are not material, (a) the minute books of LBI and its Subsidiaries are current and contain correct and complete copies of all charter documents of such companies, including all amendments thereto and restatements thereof and of all minutes of meetings, resolutions and other actions and proceedings of their respective stockholders and boards of directors and all committees thereof; (b) the stock record book of each such company is also current, correct and complete and reflects the issuance of all of the capital stock of such company and by whom such capital stock is currently held; and (c) all such minute books, stock records and other corporate records have been made available to USAuto. Neither LBI nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws.

     Section 5.2 SUBSIDIARIES. Except as set forth on the LBI SUBSIDIARY SCHEDULE, neither LBI nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or other entity. Each of the Subsidiaries of LBI identified on the LBI SUBSIDIARY SCHEDULE is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on LBI, in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify. Exhibit 21.1 to LBI's Annual Report on Form 10-K for the year ended June 30, 2002 includes all Subsidiaries of LBI which as of the date of this Agreement are Significant Subsidiaries (as defined in Item 1-02 of Regulation S-X of the SEC).

     Section 5.3 CAPITAL STOCK OF LBI AND RELATED MATTERS. The authorized number of shares of capital stock of LBI is 60,000,000, consisting of 10,000,000 shares of preferred stock and 50,000,000 shares of LBI Common Stock, $0.01 par value per share. The issued and outstanding shares of capital stock of LBI as of November 30, 2003 consisted of 20,589,430 shares of LBI Common Stock, and 6,000,000 were reserved for future issuance pursuant to outstanding unexercised employee stock options granted or reserved for grant under the Liberte Investors Inc. 2002 Long Term Incentive Plan (the "LBI STOCK OPTION PLAN"). All of the outstanding shares of capital stock of LBI have been duly authorized and are validly issued, fully paid and nonassessable. Except for the LBI Stock Options, LBI does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth on the LBI CAPITAL STOCK SCHEDULE, there are no outstanding rights, subscriptions, warrants, options, conversion rights or agreements of any kind, contingent or otherwise, that provide for the sale or issuance by LBI of any shares of capital stock or other equity securities (or other securities containing any equity features) of any kind, and there are no outstanding bonds, debentures, notes or other indebtedness providing the holder thereof with the right to vote on any matters on which stockholders of LBI may vote ("LBI VOTING DEBT"). Except as disclosed in the LBI CAPITAL STOCK SCHEDULE or as provided in this Agreement, neither LBI nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. There are no statutory or contractual stockholders' preemptive rights or rights of refusal with respect to the issuance or transfer of any class or series of LBI capital stock. LBI has not in any material respect violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any class or series of LBI capital stock. Except as disclosed on the LBI CAPITAL STOCK SCHEDULE, to LBI's Knowledge there are no agreements among any stockholders of LBI with respect to the voting or transfer of LBI capital stock or with respect to any other aspect of LBI's affairs.

     Section 5.4 AUTHORIZATION; NO CONFLICTS.

          (a) LBI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the authorization of each of (i) the issuance of LBI Common Stock to the Applicable USAuto Stockholders as contemplated by SECTION 1.7 of this Agreement and to the LBI Stockholders electing to participate in the Rights Offering, (ii) the amendment and restatement of LBI's certificate of incorporation and (iii) the amendment of the LBI Stock Option Plan, by the holders of a majority of the outstanding shares of LBI Common Stock at the LBI Stockholders Meeting (the "REQUIRED LBI VOTES"). The execution, delivery and performance by LBI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LBI. This Agreement has been duly executed and delivered by LBI and constitutes a valid and binding agreement of LBI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Required LBI Votes are the only votes of the holders of any class or series of capital stock of LBI necessary to adopt this Agreement and approve the transactions contemplated hereby.

          (b) The Board of Directors of LBI, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "LBI BOARD APPROVAL"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of LBI and its stockholders, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of LBI approve this Agreement and the

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Merger and directed that this Agreement and the Merger be submitted for consideration by LBI's stockholders at the LBI Stockholders Meeting. The LBI Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the Knowledge of LBI, except for Section 203 of the DGCL, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The LBI Stockholders listed in the LBI PRINCIPAL STOCKHOLDERS SCHEDULE have executed voting agreements with respect to the LBI Common Stock owned by them beneficially or of record and have delivered such executed voting agreements to USAuto. Such voting agreements have been duly executed and delivered by the stockholders party thereto and constitute the valid and binding agreements of such stockholders, enforceable against such stockholders in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) Except as set forth on the LBI CONFLICTS SCHEDULE, the execution, delivery and performance by LBI of this Agreement does not and will not, and the consummation by LBI of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets of LBI or any of its Subsidiaries pursuant to: (i) any provision of the certificate of incorporation or bylaws of LBI or any of its Subsidiaries or (ii) subject to obtaining or making the LBI Necessary Consents any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or similar arrangement or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LBI, any Subsidiary of LBI or their respective properties or assets.

          (d) Except as set forth on the LBI CONFLICTS SCHEDULE, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to LBI or any Subsidiary of LBI in connection with the execution and delivery of this Agreement by LBI or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) the HSR Act, (ii) the Blue Sky Laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the rules and regulations of the New York Stock Exchange and (vi) the DGCL with respect to the filing of the Certificate of Merger. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (vi) are referred to herein as the "LBI NECESSARY CONSENTS."

     Section 5.5 FINANCIAL STATEMENTS. The LBI FINANCIAL STATEMENTS SCHEDULE consists of: (a) LBI's unaudited consolidated balance sheet as of September 30, 2003 (the "LATEST LBI BALANCE SHEET"), and the related statements of income and cash flows for the three-month period then ended, and (b) LBI's audited consolidated balance sheet and statements of income and cash flows as of and for the fiscal years ended June 30, 2003 and 2002 (the financial statements referred to in clauses (a) and (b) of this SECTION 5.5 are collectively referred to herein the "LBI FINANCIAL STATEMENTS"). Except as set forth on the LBI ACCOUNTING SCHEDULE, the LBI Financial Statements have been based upon the information contained in LBI's and its Subsidiaries' books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition, consolidated results of operations and consolidated cash flows of LBI and its Subsidiaries as of the times and for the periods referred to therein, subject, in the case of the unaudited LBI Financial Statements, to the absence of footnote disclosures and other presentation items and changes resulting from normal year end adjustments that have not been and are not expected to be material in amount. Except as required by GAAP, LBI has not, since the date of the Latest LBI Balance Sheet, made any change in the accounting practices or policies applied in the preparation of the LBI Financial Statements. The books and records of LBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements. Except as set forth on the LBI ACCOUNTING SCHEDULE, neither LBI nor any of its Subsidiaries has any liabilities that are of a nature that would be required to be disclosed on a balance sheet of LBI and its Subsidiaries (or the footnotes thereto) prepared in accordance with GAAP, other than (i) liabilities reflected on the LBI Financial Statements or (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest LBI Balance Sheet.

     Section 5.6 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the LBI DEVELOPMENTS SCHEDULE, since June 30, 2003, there has not been any Material Adverse Effect with respect to LBI and its Subsidiaries, taken as a whole. Except as set forth on the LBI DEVELOPMENTS SCHEDULE and except as expressly contemplated by this Agreement, since June 30, 2003, neither LBI nor any Subsidiary of LBI has (a) borrowed any amount or incurred or become subject to any material liabilities (except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements), (b) mortgaged, pledged or subjected to any material Lien (except Permitted Liens) any material portion of its assets, (c) sold, assigned or transferred any material portion of its tangible assets, (d) sold, assigned or transferred any material Intellectual Property or other intangible assets, (e) suffered any extraordinary loss(es) in an amount exceeding $100,000 individually or in the aggregate or waived any right(s) of material value, (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities, (g) made any material capital expenditures in excess of $100,000 or commitments therefor, (h) made any material change in its accounting methods, practices or policies, (i) revalued any of its assets, including, without limitation, by writing down the value of contracts or by writing off accounts receivable, except in the ordinary course of business, (j) entered into any other material transaction, (k) declared, set aside or paid any dividends or other distributions with respect to its capital stock or, directly or indirectly, redeemed, purchased or acquired any of its capital stock, (l) amended or terminated any material contract, (m) loaned to or invested in any other entity (other than a wholly-owned Subsidiary of LBI) an amount in excess of $100,000,
(n) waived or released any material right or claim or (o) entered into any agreement to do any of the foregoing.

     Section 5.7 TITLE TO PROPERTIES.

          (a) LBI owns good and marketable title to all of the personal property shown on the Latest LBI Balance Sheet, free and clear of all Liens (except for Permitted Liens), except

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

for dispositions of personal property since the Latest LBI Balance Sheet in the ordinary course of business, which dispositions were not material in amount.

          (b) The real property demised by the leases described on the LBI LEASED REAL PROPERTY SCHEDULE constitutes all of the real property leased, subleased, licensed or otherwise used or occupied by LBI or any of its Subsidiaries. The leases described on the LBI LEASED REAL PROPERTY SCHEDULE are in full force and effect, and LBI or a Subsidiary of LBI holds a valid and existing leasehold interest under each such lease. USAuto either has been supplied with a true and correct copy of each of the leases described on the LBI LEASED REAL PROPERTY SCHEDULE, and none of such leases have been modified in any material respect (except to the extent that such modifications are disclosed by the copies of such leases delivered to USAuto). Neither LBI nor any of its Subsidiaries (nor, to LBI's Knowledge, any other Person) is in default in any material respect under any of such leases. Neither LBI nor any of its Subsidiaries has (i) subleased, licensed or otherwise granted any other Person the right to use or occupy any portion of the real property demised by such leases or (ii) collaterally assigned or granted any other security interest in such leases.

          (c) Except as set forth on the LBI OWNED REAL PROPERTY SCHEDULE, neither LBI nor any of its Subsidiaries owns any real property or possesses any option or right to purchase any real property.

     Section 5.8 TAX MATTERS.

          (a) LBI and each of its Subsidiaries has timely filed all Tax Returns that it was required to file, either separately or as a member of an Affiliated Group, under applicable laws and regulations. All Tax Returns of LBI and each Subsidiary that have been filed are correct and complete in all respects and have been prepared in compliance in all material respects with all applicable laws and regulations. All Taxes due and owing by LBI or any Subsidiary (whether or not shown or required to be shown on any Tax Return) have been paid. Neither LBI nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where LBI or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as disclosed on the LBI TAXES SCHEDULE attached hereto, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of LBI or any Subsidiary.

          (b) LBI and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required and due with respect thereto have been properly completed and timely filed.

          (c) Neither LBI nor any of its Subsidiaries has reason to expect any authority to assess any additional Taxes for any taxable period ending on or prior to the Closing Date. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to LBI or any Subsidiary. Neither LBI nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither LBI nor any Subsidiary has filed Tax Returns) any
(i) written notice

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

indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against LBI or any Subsidiary; the LBI TAXES SCHEDULE lists all federal, state, local, and foreign income Tax Returns filed with respect to LBI or any Subsidiary for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. LBI has made available to USAuto correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by LBI or any of its Subsidiaries filed or received since December 31, 1996.

          (d) Neither LBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither LBI nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Neither LBI nor any Subsidiary is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither LBI nor any Subsidiary (i) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was LBI) or (ii) has any liability for the Taxes of any Person (other than LBI or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither LBI nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (e) The unpaid Taxes of LBI and its Subsidiaries (i) did not, as of the date of the Latest LBI Balance Sheet, exceed the amount reserved on the Tax Liability line items (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest LBI Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of LBI and its Subsidiaries in filing their Tax Returns. Since the date of the Latest LBI Balance Sheet, neither LBI nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

          (f) Neither LBI nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

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

          (g) Neither LBI nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code
Section 355 or 361.

          (h) Neither LBI nor any of its Subsidiaries has made, with respect to itself or any property held by itself, any consent under Code Section 341. No property of LBI or any of its Subsidiaries is "tax exempt use property" within the meaning of Code Section 168(h). Neither LBI nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

          (i) LBI has net operating loss carryforwards available for federal income and alternative minimum tax purposes that are not limited by Section 382 of the Code in an amount equal to at least (x) $220,000,000, less (y) LBI's taxable income (before any deduction for net operating losses) for its short taxable year, if any, beginning July 1, 2003 and ending on or prior to the Closing Date.

     Section 5.9 CERTAIN CONTRACTS AND COMMITMENTS. Except as set forth on the LBI CONTRACTS SCHEDULE, neither LBI nor any of its Subsidiaries is party to any oral or written (a) collective bargaining agreement or contract with any labor union, (b) bonus, pension, profit sharing, retirement or other form of deferred compensation plan (except as described in SECTION 4.13 or as set forth on the LBI EMPLOYEE BENEFITS SCHEDULE), (c) stock purchase, stock option or similar plan, (d) contract for the employment of, or payments upon the severance of, any officer, individual employee or other Person, whether on a full-time or consulting basis, providing annual compensation in excess of $100,000, (e) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of LBI or any of its Subsidiaries, (f) guaranty of any obligation for borrowed money or other material guaranty, (g) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000, (h) lease or agreement under which it is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000, (i) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000, (j) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000, (k) contract which prohibits LBI or any of its Subsidiaries from freely engaging in business anywhere in the world, (l) contract for capital expenditures or the acquisition, construction or modification of fixed assets, in each case that requires aggregate future payments of $100,000 or more, (m) contract relating to clean-up, abatement or other actions in connection with the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study, (n) contract not terminable at will by LBI and granting to any Person a right at such Person's option to purchase or acquire any asset or property of LBI's business (or any interest therein) with a value in excess of $100,000 in the case of any one contract or $100,000 in the aggregate for all contracts of such type, (o) material agreement relating to the licensing of Intellectual Property by LBI or its Subsidiaries to a third party or by a third party to LBI or its Subsidiaries, and all other material agreements affecting LBI's or its Subsidiaries' ability to use or disclose any Intellectual Property, (p) contract with any material provider, independent contractor or other agent having a remaining term in excess of six months and which by its terms is not terminable without penalty on 60 calendar days' or less notice, (q) contract with any material customer with respect to discounts or allowances or extended payment terms, (r) joint venture or partnership contract with any other Person, (s) contract with any material customer having a remaining term in excess of six months and which by its terms is not terminable without penalty on 90 calendar days' or less notice, (t) contract pursuant to which LBI or its Subsidiaries has advanced or loaned to any other Person, or invested in any other Person, amounts in the aggregate (for any one Person) exceeding $100,000 or contractually committed to do so, (u) minority or set-aside contract, (v) grant of any right-of-first refusal or similar right in favor of any third party with respect to any material portion of the assets of LBI or any of its Subsidiaries or (w) other contract which involves future payment or performance valued at $100,000 or more. USAuto either has been supplied with, or has been given access to, a true and correct copy of all written contracts and written summaries of all oral contracts which are referred to on the LBI CONTRACTS SCHEDULE, together with all material amendments, waivers or other changes thereto. Neither LBI nor any of its Subsidiaries (nor, to LBI's Knowledge, any other Person) is in default under any contract listed on the LBI CONTRACTS SCHEDULE. The LBI CONTRACTS SCHEDULE sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of LBI or any of its Subsidiaries as a result of or in connection with the Merger.

     Section 5.10 INTELLECTUAL PROPERTY. The LBI INTELLECTUAL PROPERTY SCHEDULE attached hereto sets forth all of the following that are owned by LBI or its
Subsidiaries: (a) patents and patent applications; (b) registered trademarks or service marks and applications to register trademarks or service marks or Internet domain names; (c) registered copyrights; (d) material unregistered trademarks, service marks, copyrights, trade names and corporate names; and (e) proprietary computer software (collectively, the "LBI INTELLECTUAL PROPERTY"). Except as set forth on the LBI INTELLECTUAL PROPERTY SCHEDULE, (a) LBI and/or its Subsidiaries own and possess all right, title and interest in and to the LBI Intellectual Property free and clear of all Liens (except for Permitted Liens),
(b) LBI and/or its Subsidiaries own, or possess the valid right to use pursuant to a valid and binding written license agreement set forth on the LBI CONTRACTS SCHEDULE, all other Intellectual Property used in the conduct of LBI's or its Subsidiaries' respective businesses, (c) neither LBI nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any Intellectual Property, (d) neither LBI nor any of its Subsidiaries has infringed, misappropriated or otherwise misused any third party's Intellectual Property, (e) LBI has no Knowledge of any infringement or misappropriation by any third party of any LBI Intellectual Property and (f) there are no royalties or other fees payable by LBI or any of its Subsidiaries with respect to the use of Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of any rights of LBI or any of its Subsidiaries to own, use or license any Intellectual Property.

     Section 5.11 LITIGATION; COMPLIANCE WITH LAWS; AUTHORIZATIONS.

          (a) Except as set forth on the LBI LITIGATION SCHEDULE, there are no actions, suits, investigations or other proceedings pending or, to LBI's Knowledge, threatened against LBI or any of its Subsidiaries, or to LBI's Knowledge, any current or former employees, at law or in equity, or before or by any Governmental Entity, and neither LBI nor any of its Subsidiaries is subject to any outstanding material judgment, order or decree of any Governmental Entity.

          (b) LBI and each of its Subsidiaries are in all material respects in compliance with all applicable laws and regulations of any Governmental Entity that is necessary for the operation of the businesses of LBI and its Subsidiaries as presently conducted. LBI and its Subsidiaries have all Governmental Authorizations necessary to enable LBI and its Subsidiaries to conduct their business in the manner in which their business is currently being conducted. LBI and its Subsidiaries are, and at all times have been, in compliance with the material terms and requirements of such Governmental Authorizations. Neither LBI nor any of its Subsidiaries has received written notice from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     Section 5.12 INSURANCE. The LBI INSURANCE SCHEDULE lists each insurance policy maintained by LBI and its Subsidiaries. All such insurance policies are in full force and effect, and neither LBI nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy. The LBI INSURANCE SCHEDULE sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies, and the loss runs for the year ended June 30, 2003, with respect to such policies.

     Section 5.13 EMPLOYEE BENEFIT PLANS. Except as listed on the LBI EMPLOYEE BENEFITS SCHEDULE:

          (a) There are no LBI Employee Benefit Plans. Each LBI Benefit Plan that has been treated by LBI or its Subsidiaries as satisfying the requirements of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such LBI Benefit Plan is a "qualified plan" under Section 401(a) of the Code and that the related trusts are exempt from tax under Section 501(a) of the Code, and, to LBI's Knowledge, no fact or circumstance exists that would jeopardize the qualification of such LBI Benefit Plan. Each LBI Benefit Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and all other applicable laws, including, without limitation, applicable reporting and disclosure requirements with respect to each LBI Benefit Plan. Neither LBI nor any of its Subsidiaries has incurred any material liability for any tax or civil penalty imposed by
Section 4975 of the Code or Section 502 of ERISA.

          (b) With respect to each LBI Benefit Plan, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending, other than routine and reasonable claims for benefits,
(iii) neither LBI nor any of its Subsidiaries has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code and to LBI's Knowledge no such "prohibited transaction" has occurred that would result in a material liability to LBI or any of its Subsidiaries under
Section 406 of ERISA or Section 4975 of the Code and (iv) USAuto either has been supplied with, or has been given access to, true and complete copies of the most recent determination letter or opinion letter received from the Internal Revenue Service regarding such LBI Benefit Plan and the latest financial statements and latest prepared actuarial reports for such LBI Benefit Plan. To LBI's

Knowledge, no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending with respect to any LBI Employee Benefit Plan.

          (c) Neither LBI nor any of its Subsidiaries or, to LBI's Knowledge, any of their respective directors, officers, employees or any other "fiduciary" (as such term is defined in Section 3 of ERISA) has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the LBI Employee Benefit Plans which would subject the Surviving Corporation, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

          (d) LBI and its Subsidiaries have not incurred, and have no reason to expect that they will incur, any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any employee pension benefit plan that LBI or a Subsidiary of LBI, or any other entity that together with LBI or a Subsidiary of LBI is treated as a single employer under Section 414 of the Code, maintains or ever has maintained, to which any of them contributes or ever has been required to contribute or with respect to which any of them have any liability. To LBI's Knowledge, no reportable event as defined in Section 4043 of ERISA (that has not been waived by regulation) or accumulated funding deficiency as defined in
Section 412(a) of the Code has occurred, and no facts exist that could reasonably, or reasonably be expected to, result in such a reportable event or accumulated funding deficiency.

          (e) No LBI Employee Benefit Plan that is described in Section 3(1) of ERISA provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title I of ERISA.

          (f) LBI, or its Subsidiaries, has the right pursuant to the terms of each LBI Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) at any time without causing a material liability to arise.

          (g) The transactions contemplated by this Agreement will not result in any additional payments to, or benefit accruals for, or any increase in the vested interest of, any current or former employee or director of LBI or any of its Subsidiaries (or any dependent of any such Person) under any LBI Employee Benefit Plan.

     Section 5.14 ENVIRONMENTAL COMPLIANCE AND CONDITIONS. LBI and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under any Environmental and Safety Requirements. Except as set forth on the LBI ENVIRONMENTAL COMPLIANCE SCHEDULE, LBI and its Subsidiaries are in all material respects in compliance with all terms and conditions of such permits, licenses and authorizations and are in all material respects also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder. Neither LBI nor any of its Subsidiaries has received written notice of violations or liabilities arising under Environmental and Safety Requirements (including any investigatory, remedial or corrective obligation) relating to LBI, its Subsidiaries or their respective facilities. To LBI's Knowledge, no current or prior owner of any property owned or leased, at any time, by LBI or any of its Subsidiaries has received written notice (whether from a Governmental Entity, citizens group,

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employee or otherwise) that alleges that such current or prior owner or LBI or any of its Subsidiaries is not or was not in compliance with any applicable Environmental and Safety Requirements. Notwithstanding any implication to the contrary contained herein, this SECTION 5.14 constitutes the sole and exclusive representations and warranties of LBI with respect to Environmental and Safety Requirements and all other environmental matters.

     Section 5.15 AFFILIATED TRANSACTIONS. Except as set forth on the LBI AFFILIATED TRANSACTIONS SCHEDULE, no officer, director, stockholder or Affiliate of LBI or any individual in such officer's, director's, stockholder's or Affiliate's immediate family is a party to any agreement, contract, commitment or transaction with LBI or has any interest in any property used by LBI.

     Section 5.16 BROKERAGE. Except as set forth in the LBI BROKERAGE SCHEDULE, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LBI.

     Section 5.17 ACCOUNTS RECEIVABLE; LOANS AND ADVANCES.

          (a) All accounts receivable of LBI and its Subsidiaries that are reflected in the LBI Financial Statements or in the accounting records of LBI as of the date hereof (collectively, the "LBI ACCOUNTS RECEIVABLE") represent valid obligations arising from services actually performed in the ordinary course of business. Except as described on the LBI ACCOUNTS RECEIVABLE SCHEDULE, the LBI Accounts Receivable are current and collectible net of any respective reserves shown in the LBI Financial Statements or on the accounting records of LBI as of the date hereof (which reserves are adequate and calculated consistent with past practice). There is no contest, claim or right of set-off, other than in the ordinary course of business, relating to the amount or validity of such LBI Accounts Receivable.

          (b) The LBI LOANS SCHEDULE contains an accurate and complete list of all loans and advances made by LBI or any of its Subsidiaries (and the amounts outstanding thereunder as of the date of this Agreement) to any employee, director, consultant or independent contractor of LBI or any of its Subsidiaries.

     Section 5.18 LABOR AND EMPLOYMENT MATTERS.

          (a) Except as set forth on the LBI LABOR MATTERS SCHEDULE, with respect to the business of LBI and its Subsidiaries: (i) to LBI's Knowledge, no employee of LBI or any of its Subsidiaries (A) has any present intention to terminate such employee's employment with LBI or its Subsidiaries, or (B) is a party to any confidentiality, non-competition, proprietary rights or other similar agreement between such employee and any entity other than LBI or any of its Subsidiaries; (ii) no labor organization or group of employees has filed any representation petition or made any demand for recognition; (iii) no union organizing or decertification efforts are underway or, to LBI's Knowledge, threatened and no other question concerning representation exists; (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to LBI's Knowledge, threatened; (v) there is no workman's compensation liability, experience or matter that would reasonably be expected to have a Material Adverse Effect on LBI; and (vi) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to LBI's Knowledge, threatened in any forum, relating to an alleged violation or breach by LBI or any of its Subsidiaries (or any of its or their officers or directors) of any material law, regulation or contract.

          (b) All notices required in connection with the transactions contemplated by this Agreement under any collective bargaining agreement to which LBI or any of its Subsidiaries is a party have been given, and all bargaining obligations of LBI and its Subsidiaries with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, neither LBI nor any of its Subsidiaries has implemented any mass layoff of employees that could implicate the WARN Act, and no such action will be implemented by LBI or any of its Subsidiaries prior to the Closing.

     Section 5.19 SEC FILINGS. LBI has filed all forms, reports and documents required to be filed by it with the SEC from June 30, 2000, to the date of this Agreement, including: (a) Annual Reports on Form 10-K, (b) Quarterly Reports on Form 10-Q and (c) proxy statements relating to LBI's meetings of shareholders (whether annual or special) (the forms, reports and other documents referred to in clauses (a), (b) and (c) and all other forms, reports and other registration statements filed by LBI with the SEC as of the date of this Agreement, including all amendments and supplements thereto filed with the SEC as of the date of this Agreement, are referred to herein, collectively, as the "LBI SEC REPORTS"). The LBI SEC Reports, as well as all forms, reports and documents to be filed by LBI with the SEC after the date hereof and prior to the Effective Time, (a) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder,
(b) subject to the representation and warranty by USAuto in SECTION 3.25 hereof, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (c) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

     Section 5.20 REPRESENTATIONS COMPLETE; SUPPLIED INFORMATION.

          (a) None of the representations or warranties made by LBI, nor any statement made in the LBI SCHEDULES or in any certificate furnished by LBI pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (b) None of the information supplied or to be supplied by LBI for inclusion or incorporation by reference in the Form S-1 will, (i) at the time the Form S-1 becomes effective under the Securities Act or at the time of any post-effective amendment thereto or (ii) on the date it is mailed to the LBI Stockholders or at the time of the LBI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, however, no representation or warranty is made by LBI with respect to statements made or incorporated by reference in the Form S-1 based on information supplied by USAuto for inclusion or incorporation by reference therein. The Form S-1 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

     Section 5.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein, and/or in the certificates required to be delivered pursuant to or in connection herewith, neither LBI nor any other Person acting for LBI makes any representation or warranty, express or implied, and USAuto and LBI hereby disclaim any such representation or warranty, whether by LBI or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by LBI of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to USAuto or any of its stockholders, officers, directors, employees, agents or representatives or any other Person of any documentation or other information by LBI or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB

          Each of LBI and Merger Sub represents and warrants to USAuto that each statement contained in this ARTICLE VI is correct and complete.

     Section 6.1 ORGANIZATION. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly owned subsidiary of LBI.

     Section 6.2 AUTHORIZATION; NO CONFLICTS.

          (a) Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors of Merger Sub, by resolutions duly adopted by unanimous written consent which have not subsequently been rescinded or modified in any way (the "MERGER SUB BOARD APPROVAL"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and (iii) recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by Merger Sub's sole stockholder. The Merger Sub Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the Knowledge of Merger Sub, except for Section 203 of the DGCL, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The sole stockholder of Merger Sub, by resolutions duly adopted pursuant to written consent and not subsequently rescinded or modified in any way, has approved this Agreement and the Merger.

          (c) The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

     Section 6.3 BUSINESS ACTIVITIES; NO SUBSIDIARIES. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

     Section 6.4 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein, and in the certificates required to be delivered pursuant to or in connection herewith, neither Merger Sub nor any other Person acting for Merger Sub makes any representation or warranty, express or implied, and USAuto, LBI and Merger Sub hereby disclaim any such representation or warranty, whether by Merger Sub or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by Merger Sub of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to USAuto or any of its officers, directors, stockholders, employees, agents or representatives or any other Person of any documentation or other information by LBI, Merger Sub or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

                                  ARTICLE VII
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 7.1 COVENANTS OF USAUTO. During the period from the date of this Agreement and continuing until the Effective Time, USAuto (on behalf of itself and its Subsidiaries) agrees that (except as expressly contemplated or permitted by this Agreement or the USAuto Schedules or as required by a Governmental Entity of competent jurisdiction or to the extent that LBI shall otherwise consent in writing):

          (a) USAuto and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time;

          (b) USAuto shall not, and shall not permit any of its Subsidiaries to,
(i) enter into any new line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, except for (A) capital expenditures and obligations or liabilities in connection with capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and (B) other capital expenditures and obligations or liabilities disclosed on the USAUTO PERMITTED CAPITAL EXPENDITURES SCHEDULE;

          (c) USAuto shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for (x) dividends by wholly owned Subsidiaries of USAuto and (y) USAuto Permitted Dividends), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any such transaction by a wholly owned Subsidiary of USAuto which remains a wholly owned Subsidiary of USAuto after consummation of such transaction) or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

          (d) USAuto shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any USAuto Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of its capital stock or USAuto Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of capital stock by a wholly owned Subsidiary of USAuto to such Subsidiary's parent or another wholly owned Subsidiary of USAuto;

          (e) other than to the extent required to comply with its obligations hereunder or required by law, neither USAuto nor any of its Subsidiaries shall amend or propose to amend its certificate of incorporation, bylaws or other governing documents;

          (f) USAuto shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of USAuto and its Subsidiaries in the ordinary course consistent with past practice); PROVIDED, HOWEVER, that the foregoing shall not prohibit internal reorganizations or consolidations involving existing direct or indirect wholly owned Subsidiaries of USAuto that remain direct or indirect wholly owned Subsidiaries of USAuto;

          (g) other than (i) internal reorganizations or consolidations involving existing direct or indirect wholly owned Subsidiaries of USAuto that remain direct or indirect wholly owned Subsidiaries of USAuto or (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the USAuto Schedules, USAuto shall not, and shall not permit any of its Subsidiaries to, sell, lease, out-license, encumber or otherwise dispose of, or agree to sell, lease, out-license, encumber or otherwise dispose of, any of its assets other than in the ordinary course of business consistent with past practice;

          (h) USAuto shall not, and shall not permit any of its Subsidiaries to,
(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by USAuto or a direct or indirect wholly owned Subsidiary of USAuto to or in USAuto or any direct or indirect wholly owned Subsidiary of USAuto, (B) pursuant to any contract or other legal obligation of USAuto or any of its Subsidiaries as in effect at the date of this Agreement and set forth on the USAUTO CONTRACTS SCHEDULE, (C) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified on the USAUTO PERMITTED INVESTMENTS SCHEDULE or
(D) investments in Cash Equivalents or Investment Grade Securities or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement and set forth on the USAUTO CONTRACTS SCHEDULE or trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement in a manner which does not increase the aggregate principal amount or amount of the facility, as the case may be, or subject to any Lien (other than Permitted Liens) any assets or properties of USAuto or its Subsidiaries that are not, as of the date of this Agreement, subject to any Lien;

          (i) USAuto shall use reasonable efforts not to, and shall use reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this SECTION 7.1) that would prevent or impede the Merger from qualifying as a reorganization under Code
Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D);

          (j) other than as disclosed on the USAUTO PERMITTED COMPENSATION SCHEDULE and other than in the ordinary course of business consistent with past practice or as required by an existing contract or agreement as in effect on the date hereof and set forth on the USAUTO CONTRACTS SCHEDULE, USAuto shall not (i) increase the amount of compensation or severance pay of any director, executive officer or other employee, (ii) make any material increase in, or commitment to increase materially, any employee benefits or (iii) adopt, amend or make any commitment to adopt any new employee benefit plan or make any material contribution, other than regularly scheduled contributions, to any USAuto Benefit Plan;

          (k) USAuto shall not (i) change its fiscal year or (ii) except as required by changes in GAAP as concurred with by USAuto's independent auditors or as required by a Governmental Entity, change its methods of accounting in effect at December 31, 2002;

          (l) USAuto and its Subsidiaries will not make or change any election, change an annual accounting period, adopt or change any Tax, reinsurance, reserving, financing or accounting practice, policy or method, make any material change in any underwriting, marketing, pricing, claim processing or payment practice or policy, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of USAuto and its Subsidiaries or LBI;

          (m) except as disclosed on the USAUTO CONTRACTS SCHEDULE, USAuto shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that (i) prohibits USAuto or any of its Subsidiaries from freely engaging in business anywhere in the world or (ii) would reasonably be expected to have a Material Adverse Effect on USAuto (or the Surviving Corporation after giving effect to the Merger);

          (n) USAuto shall not make any contributions to any grantor trust or other funding arrangement for any nonqualified deferred compensation that is considered "unfunded" for purposes of ERISA;

          (o) except as disclosed on the USAUTO INSURANCE SCHEDULE, USAuto shall keep in full force all insurance policies in effect as of the date of this Agreement, shall not amend, modify or terminate any reinsurance or retrocession agreement currently in force, and shall not forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses;

          (p) USAuto shall not form any Subsidiary or, except as contemplated under SECTION 7.1(h), acquire any equity interest or other interest in any other Person;

          (q) other than in connection with any action expressly permitted by any other subsection of this SECTION 7.1, USAuto shall not (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to SECTION 3.9 of this Agreement or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such contract;

          (r) USAuto shall not commence or settle any material action, suit, investigation or other proceeding;

          (s) USAuto shall not enter into any material transaction or take any other material action other than in the ordinary course of business consistent with its past practices;

          (t) USAuto shall not (i) revoke its election to be taxed as an S corporation (or any Subsidiary's election to be treated as a qualified subchapter S subsidiary) within the meaning of Code Sections 1361 and 1362 (or any similar provision of state, local or foreign law) or (ii) take or allow any action that would result in the termination of USAuto's status as a validly electing S corporation (or any Subsidiary's status as a qualified subchapter S subsidiary) within the meaning of Code Sections 1361 and 1362 (or any similar provision of state, local or foreign law);

          (u) USAuto shall not, and shall cause its Subsidiaries to not, take any action or omit to take any action that would result in the breach of any representation or warranty set forth in ARTICLE III; and

          (v) USAuto shall not agree or commit to take any of the actions described in clauses "(b)" through "(u)" of this Section.

     Section 7.2 COVENANTS OF LBI. During the period from the date of this Agreement and continuing until the Effective Time, LBI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the LBI Schedules (including, without limitation, consummation of the Rights Offering and any actions taken in furtherance thereof) or as required by a Governmental Entity of competent jurisdiction or to the extent that USAuto shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) LBI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time;

          (b) LBI shall not, and shall not permit any of its Subsidiaries to,
(i) enter into any new line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, except for (A) capital expenditures and obligations or liabilities in connection with capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and (B) other capital expenditures and obligations or liabilities disclosed on the LBI PERMITTED CAPITAL EXPENDITURES SCHEDULE;

          (c) LBI shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by wholly owned Subsidiaries of LBI), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any such transaction by a wholly owned Subsidiary of LBI which remains a wholly owned Subsidiary of LBI after consummation of such transaction) or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

          (d) LBI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any LBI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or LBI Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the granting of the LBI Stock Options set forth on the PERMITTED LBI STOCK OPTIONS SCHEDULE and additional LBI Stock Options to purchase up to 50,000 shares of LBI Common Stock, (ii) upon the exercise of LBI Stock Options and (iii) issuances of capital stock by a wholly owned Subsidiary of LBI to such

Subsidiary's parent or another wholly owned Subsidiary of LBI; PROVIDED, HOWEVER, that in no event shall LBI knowingly take such action or permit any of its Subsidiaries to take such action that would result in an "ownership change" within the meaning of Code Section 382(g);

          (e) other than to the extent required to comply with its obligations hereunder, required by law or required by the rules and regulations of the New York Stock Exchange, LBI shall not amend or propose to amend its certificate of incorporation, bylaws or other governing documents;

          (f) LBI shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of LBI and its Subsidiaries in the ordinary course consistent with past practice);

          (g) other than (i) internal reorganizations or consolidations involving existing direct or indirect wholly owned Subsidiaries of LBI that remain direct or indirect wholly owned Subsidiaries of LBI or (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the LBI Schedules, LBI shall not, and shall not permit any of its Subsidiaries to, sell, lease, out-license, encumber or otherwise dispose of, or agree to sell, lease, out-license, encumber or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice;

          (h) LBI shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by LBI or a direct or indirect wholly owned Subsidiary of LBI to or in LBI or any direct or indirect wholly owned Subsidiary of LBI, (B) pursuant to any contract or other legal obligation of LBI or any of its Subsidiaries as in effect at the date of this Agreement and set forth on the LBI CONTRACTS SCHEDULE, (C) investments in Cash Equivalents or Investment Grade Securities or (D) investments in publicly traded securities (other than Investment Grade Securities) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified on the LBI PERMITTED INVESTMENTS SCHEDULE or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement and set forth on the LBI CONTRACTS SCHEDULE or trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement in a manner which does not increase the aggregate principal amount or amount of the facility, as the case may be, or subject to any Lien (other than Permitted Liens) any assets or properties of LBI or its Subsidiaries that are not, as of the date of this Agreement, subject to any Lien;

          (i) LBI shall use reasonable efforts not to, and shall use reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this SECTION 7.2) that would prevent or impede the Merger from qualifying as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D);

          (j) other than as contemplated by SECTION 7.2(d) or disclosed on the LBI PERMITTED COMPENSATION SCHEDULE and other than in the ordinary course of business consistent with past practice or as required by an existing contract or agreement as in effect on the date hereof and set forth on the LBI CONTRACTS SCHEDULE, LBI shall not (i) increase the amount of compensation or severance pay of any director, executive officer or other employee, (ii) make any material increase in, or commitment to increase materially, any employee benefits or
(iii) adopt, amend or make any commitment to adopt any new employee benefit plan or make any material contribution, other than regularly scheduled contributions, to any LBI Benefit Plan; (k) LBI shall not (i) change its fiscal year or (ii) except as required by changes in GAAP as concurred with by LBI's independent auditors or as required by a Governmental Entity, change its methods of accounting in effect at June 30, 2003;

          (l) LBI and its Subsidiaries will not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of LBI and its Subsidiaries;

          (m) except as disclosed on the LBI CONTRACTS SCHEDULE, LBI shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that (i) prohibits LBI or any of its Subsidiaries from freely engaging in business anywhere in the world or (ii) would reasonably be expected to have a Material Adverse Effect on LBI or, from and after the Effective Time, the Surviving Corporation and its Affiliates;

          (n) LBI shall not make any contributions to any grantor trust or other funding arrangement for any nonqualified deferred compensation that is considered "unfunded" for purposes of ERISA;

          (o) LBI shall keep in full force all insurance policies in effect as of the date of this Agreement;

          (p) LBI shall not form any Subsidiary or, except as contemplated under
SECTION 7.2(h), acquire any equity interest or other interest in any other
Person;

          (q) other than in connection with any action expressly permitted by any other subsection of this SECTION 7.2, LBI shall not (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to SECTION 5.9 of this Agreement or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such contract;

          (r) LBI shall not commence or settle any material action, suit, investigation or other proceeding;

          (s) LBI shall not enter into any material transaction or take any other material action other than in the ordinary course of business consistent with its past practices;

          (t) LBI shall not, and shall cause its Subsidiaries to not, take any action or omit to take any action that would result in the breach of any representation or warranty set forth in ARTICLE V;

          (u) LBI shall not amend, terminate, or waive any obligation of Hunter's Glen/Ford, Ltd. under, the Backstop Agreement, dated as of the date hereof, by and between LBI and Hunter's Glen/Ford, Ltd. (the "BACKSTOP AGREEMENT"); and

          (v) LBI shall not agree or commit to take any of the actions described in clauses "(b)" through "(u)" of this Section.

     Section 7.3 GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) to the other on operational matters. LBI and USAuto shall file all reports required to be filed by each of them with all Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. LBI and USAuto acknowledge and agree that the preceding sentence does not relate to reports or other materials required to be filed pursuant to the HSR Act, which filings are addressed in SECTION 8.4 of this Agreement.

     Section 7.4 CONTROL OF BUSINESS OPERATIONS. Notwithstanding any implication to the contrary contained herein, (a) nothing contained in this Agreement shall give LBI, directly or indirectly, the right to control or direct USAuto's operations prior to the Effective Time and (b) nothing contained in this Agreement shall give USAuto, directly or indirectly, the right to control or direct LBI's operations prior to the Effective Time. Prior to the Effective Time, each of LBI and USAuto shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     Section 7.5 RESTRICTIONS ON DIVIDENDS AND TRANSFERS OF USAUTO STOCK. Each of the USAuto Stockholders agrees that from and after the date hereof through the earlier of the Effective Time or the termination of this Agreement: (a) such USAuto Stockholder will not (i) permit USAuto or any of its Subsidiaries to declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for (x) dividends by wholly owned Subsidiaries of USAuto and (y) USAuto Permitted Dividends) or (ii) accept payment of any such dividends or distributions (except USAuto Permitted Dividends); and (b) such USAuto Stockholder will not sell, transfer, assign, pledge or otherwise dispose of any interest in his USAuto Common Stock.

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

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

     Section 8.1 PREPARATION OF FORM S-1; STOCKHOLDERS MEETING.

          (a) As promptly as reasonably practicable following the date hereof, LBI and USAuto shall prepare, and LBI shall file with the SEC, a joint proxy statement and registration statement on Form S-1 with respect to obtaining the Required LBI Votes and the issuance of LBI Common Stock in the Rights Offering (the "FORM S-1"). LBI shall use commercially reasonable efforts to have the Form S-1 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC, to keep the Form S-1 effective as long as is necessary to consummate the Rights Offering and to cause the Form S-1 to be mailed to LBI's stockholders as promptly as practicable after the SEC has provided its final approval thereof. LBI shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable Blue Sky Law in connection with the Merger, and USAuto shall furnish all information concerning USAuto and the holders of USAuto Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time USAuto or LBI discovers any information relating to USAuto or LBI, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Form S-1 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of LBI.

          (b) Subject to SECTION 8.4, LBI shall, as promptly as reasonably practicable following the execution of this Agreement: (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "LBI STOCKHOLDERS MEETING") for the purpose of obtaining the Required LBI Votes with respect to (A) issuing LBI Common Stock to the Applicable USAuto Stockholders as part of the Merger Consideration hereunder, (B) issuing LBI Common Stock to Hunter's Glen/Ford, Ltd. in connection with the Rights Offering,
(C) amending and restating LBI's certificate of incorporation to be substantially in the form attached hereto as EXHIBIT 8.2(c)(1), (D) amending and restating LBI's bylaws to be substantially in the form attached hereto as
EXHIBIT 8.2(c)(2) and (E) amending the LBI Stock Option Plan in order to increase the number of shares of LBI Common Stock reserved for grant thereunder to 8,500,000 (collectively, the "REQUIRED VOTING MATTERS"); and (ii) take all lawful action for the purpose of soliciting the Required LBI Votes with respect to the Required Voting Matters. In addition, subject to SECTION 8.4, the Board of Directors of LBI (A) shall, subject to its fiduciary duties under applicable law, continue to recommend adoption of this Agreement and approval of the Merger by the stockholders of LBI to the effect set forth in SECTION 5.4(b) and (B) shall not, subject to its fiduciary duties under applicable law, withdraw, modify or qualify in any manner adverse to USAuto such recommendation or take any action or make any statement in connection with the LBI Stockholders Meeting inconsistent with such recommendation.

     Section 8.2 GOVERNANCE AND OPERATIONS OF THE SURVIVING CORPORATION.

          (a) At or prior to the Closing, LBI shall take all actions necessary to cause as of the Effective Time the Board of Directors of LBI to: (i) be comprised of nine directors; (ii) consist of the following persons: Gene H. Bishop, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr., Edward W. Rose, III and two additional members, both of whom shall be "independent" (as defined in Section 301 of the Sarbanes-Oxley Act of 2002) and shall be proposed by Stephen J. Harrison and Thomas M. Harrison, Jr. and approved by a majority of the other members of the Board of Directors of LBI, which approval shall not be unreasonably withheld; (iii) establish an Executive Committee of the Board of Directors of LBI consisting of Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison and Thomas M. Harrison, Jr.; and
(iv) establish a Nominating Committee of the Board of Directors of LBI in accordance with the rules and regulations of the New York Stock Exchange.

          (b) At or prior to the Closing, LBI shall take all actions necessary to cause as of the Effective Time the following individuals to be elected as officers of LBI and to hold the offices set forth opposite their names below pursuant to the bylaws of LBI:

          Stephen J. Harrison       -   Chief Executive Officer and President

          Thomas M. Harrison, Jr.   -   Executive Vice President

          (c) Subject to the Required LBI Votes, LBI shall take all actions necessary to amend and restate the certificate of incorporation and bylaws of LBI to be in substantially the forms attached hereto as EXHIBIT 8.2(c)(1) and
EXHIBIT 8.2(c)(2), respectively.

     Section 8.3 ACCESS TO INFORMATION.

          (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel, financial advisors and other representatives and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (ii) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the nondisclosure agreement dated October 13, 2003 between LBI and USAuto (as amended, supplemented and/or otherwise modified from time to time, the "CONFIDENTIALITY AGREEMENT"). Each party shall use commercially reasonable efforts to cause its officers, employees, accountants, financial advisors and other representatives to cooperate with the other party and such other party's officers, employees, accountants, financial advisors and other representatives. Notwithstanding the foregoing, however, no investigation by USAuto or LBI, or any of their respective agents or representatives, shall affect the representations and warranties of LBI or USAuto, as the case may be.

          (b) During the period commencing with the execution of this Agreement and continuing until the Effective Time, LBI and USAuto shall provide each other with such documentation and information regarding the LBI Employee Benefit Plans and the USAuto Employee Benefit Plans, respectively, as the other party shall reasonably request, as promptly as is reasonably practicable.

     Section 8.4 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Form A and any other insurance regulatory authority filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (b) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance, and not in limitation, of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and pursuant to any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.5 EMPLOYEE BENEFITS MATTERS.

          (a) CONTINUATION AND COMPARABILITY OF BENEFITS. At the Effective Time, LBI and the Surviving Corporation shall honor all USAuto Employee Benefit Plans then in effect, and the related funding arrangements of each, in accordance with their respective terms; PROVIDED that, except as provided in Section 8.5(d), nothing herein shall require LBI and the Surviving Corporation to continue any particular USAuto Employee Benefit Plan for any period of time or prevent the amendment or termination thereof in accordance with its terms.

          (b) PRE-EXISTING LIMITATIONS; DEDUCTIBLES; SERVICE CREDIT. With respect to any employee benefit plans in which any employees of the Surviving Corporation first become eligible to participate, on or after the Effective Time, and in which the employees of the Surviving Corporation did not participate prior to the Effective Time (the "NEW SURVIVING CORPORATION PLANS"), LBI and the Surviving Corporation shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Surviving Corporation, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous USAuto Employee Benefit Plan, as the case may be, that previously applied to the employees of the Surviving Corporation; (ii) provide each employee of the Surviving Corporation with credit for any co-payments and deductibles paid prior to participation in the New Surviving Corporation Plan (to the same extent such credit was given for the year under the analogous employee benefit plan prior to participation in the New Surviving Corporation
Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Surviving Corporation Plan; and (iii) recognize all continuous service of the Surviving Corporation's employees with USAuto, or any of its Subsidiaries, as applicable, for eligibility and vesting purposes in any New Surviving Corporation Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Surviving Corporation Plan; PROVIDED that the foregoing shall not apply to the extent it would result in a duplication of benefits. Without limiting the generality of the foregoing, LBI shall credit each employee of the Surviving Corporation and any of its Subsidiaries with all vacation, personal and sick days accrued under USAuto's plans, policies, programs and arrangements set forth on the USAUTO EMPLOYEE BENEFITS SCHEDULE and in effect immediately prior to the Effective Time (the "TRANSFERRED LEAVE"). LBI shall ensure that such Transferred Leave is not subject to forfeiture.

          (c) GRANTOR TRUSTS. LBI and USAuto shall each take all steps (if any) that are necessary or appropriate to amend any grantor trusts to which LBI or any of its Subsidiaries, or USAuto or any of its Subsidiaries, as applicable, is a party so that no contributions to such trusts are required to be made as a result of or in connection with the consummation of the transactions contemplated hereby.

          (d) HEALTH FLEXIBLE SPENDING PLAN. Notwithstanding anything in Section 8.5(a) to the contrary, LBI and the Surviving Corporation shall ensure that any salary deferrals made during the plan year in which the Effective Time falls under any health flexible spending plan maintained by USAuto immediately prior to the Effective Time shall be available to provide reimbursement for all claims incurred through the earlier of (i) the end of such plan year or (ii) the date that a respective participant ceases participating under such plan.

     Section 8.6 FEES AND EXPENSES. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger or any other transaction is consummated; PROVIDED that USAuto and LBI each shall pay one-half of all filing fees under the HSR Act or any other Regulatory Law; PROVIDED, FURTHER, if the Merger is consummated: (i) each of LBI, on the one hand, and the USAuto Stockholders, on the other hand, shall pay one-half of all Expenses owed to Morgan Joseph & Co. under that certain Engagement Letter dated as of December 1, 2003, as in effect on the date hereof; (ii) all Expenses of LBI owed to its legal counsel, investment bankers and/or brokers (other than the Expenses described in clause (i) above) shall be paid by LBI; (iii) all Expenses of USAuto owed to its investment bankers and/or brokers (other than the Expenses described in clause (i) above) shall be paid by the USAuto Stockholders; (iv) all Expenses of USAuto owed to its legal counsel for services rendered on or after October 1, 2003 (other than counsel retained by USAuto for the purposes of obtaining the required approval for the Merger by the applicable state insurance regulatory authorities) shall be paid by the USAuto Stockholders; and (v) all Expenses of USAuto and LBI owed to their respective accountants and the fees and expenses of USAuto's insurance regulatory counsel shall be paid by LBI. As used in this Agreement, the term "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-1, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or any other Regulatory Law and all other matters related to the closing of the Merger and the other transactions contemplated hereby.

     Section 8.7 PUBLIC ANNOUNCEMENTS. USAuto and LBI shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Form S-1, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     Section 8.8 ACCOUNTING MATTERS. As promptly as reasonably practicable following the date hereof, USAuto shall provide to LBI (a) the audited consolidated balance sheets of USAuto and its Subsidiaries as of December 31, 2002 and 2001, and the related statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000, and (b) the consent of USAuto's independent public accountants to include such financial statements in the Form S-1. If LBI is required to make any subsequent filings with the SEC, USAuto shall, upon LBI's request, use commercially reasonable efforts to cause its independent public accountants to consent to the inclusion of USAuto's audited financial statements in such subsequent filing. In addition, USAuto shall use commercially reasonable efforts to cause to be delivered to LBI two letters from nationally recognized independent public accountants relating to their review of the financial statements of USAuto contained in the Form S-1, one dated approximately the date on which the Form S-1 shall become effective and one dated within two Business Days prior to the Closing Date, each addressed to USAuto and LBI, in form and substance reasonably satisfactory to LBI and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-1.

     Section 8.9 SECTION 16 MATTERS. Prior to the Effective Time, USAuto and LBI shall take all such steps as may be required to cause any dispositions of USAuto Common Stock (including derivative securities with respect to USAuto Common Stock) or acquisitions of LBI Common Stock (including derivative securities with respect to LBI Common Stock) resulting from the transactions contemplated by
ARTICLE I or ARTICLE II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to USAuto or LBI, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 8.10 EXCLUSIVITY. Neither USAuto nor any of the USAuto Stockholders will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of USAuto or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. USAuto and the USAuto Stockholders shall notify LBI immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing. None of the USAuto Stockholders will vote their shares of common stock of USAuto in favor of any such acquisition. USAuto will notify LBI immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     Section 8.11 LISTING OF SHARES OF LBI COMMON STOCK. LBI shall use its reasonable best efforts to cause the shares of LBI Common Stock issued to the USAuto Stockholders as part of the Merger Consideration to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

     Section 8.12 USAUTO INDEBTEDNESS.

          (a) USAuto shall use its commercially reasonable efforts to obtain from its lenders, on terms no less favorable to the Surviving Corporation, an amendment to each of (i) the Credit Agreement, dated as of March 21, 2003, between USAuto and The CIT Group/Equipment Financing, Inc. (the "USAUTO CREDIT AGREEMENT") as in effect on the date hereof, (ii) the Promissory Note, dated November 27, 2000, in the original principal amount of $900,000 executed by USAuto in favor of Bank of America, N.A. (the "NOVEMBER 2000 NOTE"), (iii) the Promissory Note, dated June 27, 2001, in the original principal amount of $3,000,000 executed by USAuto in favor of Bank of America, N.A. (the "JUNE 2001 NOTE") and (iv) the Promissory Note, dated August 1, 2001, in the original principal amount of $3,581,290.49 executed by USAuto in favor of Bank of America, N.A. (the "AUGUST 2001 NOTE"), in each case effective as of the Closing consenting to and otherwise permitting the Merger and the other transactions contemplated by this Agreement (including, without limitation, allowing the Surviving Corporation to assume all of the rights and obligations of USAuto thereunder).

          (b) In the event that USAuto is unable to obtain any of the amendments referenced in clauses (i), (ii), (iii) or (iv) of SECTION 8.12(a), on the Closing Date LBI shall pay in full any and all amounts outstanding, including all accrued and unpaid interest, under the note or credit facility governing the Indebtedness with respect to which such amendment has not been obtained.

                                   ARTICLE IX
                              CONDITIONS PRECEDENT

     Section 9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) LBI shall have obtained the Required LBI Votes in connection with the adoption of this Agreement (including, without limitation, the matters set forth in SECTION 8 and the obligations set forth in SECTION 8.2 hereof) and the approval of the Merger by the stockholders of LBI;

          (b) no Law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order (excluding any order or request for information pursuant to the HSR Act) issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise would reasonably be expected to have a Material Adverse Effect on LBI and its Subsidiaries, taken together after giving effect to the Merger; PROVIDED, HOWEVER, that the provisions of this SECTION 9.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to SECTION 8.4 shall have been the cause of, or shall have resulted in, such order or injunction by a Governmental Entity to obtain the same;

          (c) the waiting period (and any extension thereof) applicable to the Merger, if any, under the HSR Act shall have been terminated or shall have expired;

          (d) other than the filings provided for under SECTION 1.2 and filings pursuant to the HSR Act (which are addressed in SECTION 9.1(c)), all USAuto Necessary Consents and LBI Necessary Consents, in each case, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on LBI and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained; PROVIDED, HOWEVER, that the provisions of this SECTION 9.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to SECTION 8.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval;

          (e) LBI and Donald J. Edwards shall have entered into an Advisory Services Agreement in substantially the form attached as EXHIBIT 9.1(e) hereto;

          (f) LBI's name shall have been changed to First Acceptance Corporation; and

          (g) the Form S-1 shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Form S-1 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     Section 9.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF USAUTO. The obligations of USAuto to effect the Merger are subject to the satisfaction, or waiver by USAuto, on or prior to the Closing Date of the following additional conditions:

          (a) each of the representations and warranties made by LBI or Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality or by Material Adverse Effect) and in all respects (if qualified by materiality or by Material Adverse Effect) at and as of the Closing as though such representation or warranty was made at and as of the Closing (and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects on and as of such earlier date), in each case without giving effect to any Knowledge qualifications contained therein or any disclosures made by LBI or Merger Sub after the parties execute this Agreement. USAuto shall have received a certificate with respect to the foregoing signed on behalf of LBI by the chief executive officer and the treasurer of LBI;

          (b) LBI and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement on or prior to the Closing Date, and USAuto shall have received a certificate of LBI executed by the chief executive officer and the treasurer of LBI to such effect;

          (c) a registration rights agreement, substantially in the form attached as EXHIBIT 9.2(c) hereto, shall have been duly executed and delivered by LBI;

          (d) LBI shall have entered into an employment agreement with each of Stephen J. Harrison and Thomas M. Harrison, Jr. in substantially the forms attached as EXHIBITS 9.2(d)(1) and 9.2(d)(2) hereto, respectively;

          (e) LBI shall have entered into a Nonqualified Stock Option Agreement with each of Stephen J. Harrison and Thomas M. Harrison, Jr. in substantially the form attached as EXHIBIT 9.2(e) hereto, granting to each pursuant to the LBI Stock Option Plan an option to purchase 100,000 shares of LBI Common Stock;

          (f) LBI and Donald J. Edwards shall have entered into a Separation Agreement in substantially the form attached as EXHIBIT 9.2(f) hereto;

          (g) LBI shall have entered into a severance agreement with each of Brandon L. Jones, Jeremy B. Ford, Holly Berman and Ellen V. Billings in substantially the forms attached as EXHIBITS 9.2(g)(1), 9.2(g)(2), 9.2(g)(3) and 9.2(g)(4) hereto, respectively, setting forth the terms of each person's termination of employment with LBI;

          (h) that certain NonQualified Stock Option Agreement Liberte Investors 2002 Long Term Incentive Plan, dated July 9, 2002, by and between LBI and Donald
J. Edwards, shall have been amended, terminating Section 12 and deleting it therefrom in its entirety from and after the Effective Time, provided that, such amendment shall not in any manner affect the issuance of additional options to Donald J. Edwards pursuant to Section 12 of such NonQualified Stock Option Agreement in connection with the Rights Offering;

          (i) the obligations of Stephen J. Harrison, Thomas M. Harrison, Jr., James W. Ayers and Joseph V. Russell as guarantors of the November 2000 Note, the June 2001 Note and the August 2001 Note shall have been terminated;

          (j) all of the shares of LBI Common Stock issued to the USAuto Stockholders in the Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

          (k) the Certificate of Deposit Pledge Agreement, dated as of March 21, 2003, by and between CIT Group/Equipment Financing, Inc. and Steve & Tom Harrison Properties shall have been terminated, and Steve & Tom Harrison Properties shall have been released from all obligations thereunder;

          (l) the average Quoted Price of LBI Common Stock for the 10 trading days immediately preceding the Closing Date shall have been greater than or equal to [$3.62] per share;

          (m) LBI and Merger Sub shall have delivered to USAuto and the USAuto Stockholders a certificate signed by the Chief Executive Officers of LBI and Merger Sub, respectively, substantially in the form attached as EXHIBIT 9.2(m) hereto;

          (n) LBI shall have received the legal opinion of Morris, Nichols, Arsht & Tunnell in substantially the form attached as EXHIBIT 9.2(n) hereto;

          (o) LBI shall have assigned or terminated without further liability the lease with Crescent Real Estate Funding I, LP for office space in Dallas, Texas (the "DALLAS LEASE"); and

          (p) LBI shall have consummated the Rights Offering.

     Section 9.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF LBI. The obligations of LBI and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by LBI, on or prior to the Closing Date of the following additional conditions:

          (a) each of the representations and warranties made by USAuto or any USAuto Stockholder in this Agreement shall be true and correct in all material respects (if not qualified by materiality or by Material Adverse Effect) and in all respects (if qualified by materiality or by Material Adverse Effect) at and as of the Closing as though such representation or warranty was made at and as of the Closing (and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects on and as of such earlier date), in each case without giving effect to any Knowledge qualifications contained therein or any disclosures made by USAuto or any USAuto Stockholder after the parties execute this Agreement. LBI shall have received a certificate with respect to the foregoing signed on behalf of USAuto by the Chief Executive Officer and Chief Financial Officer of USAuto;

          (b) USAuto and each USAuto Stockholder shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date, and LBI shall have received a certificate of USAuto executed by the Chief Executive Officer and Chief Financial Officer of USAuto to such effect;

          (c) no event(s) shall have occurred that has had, or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to USAuto and its Subsidiaries, taken as a whole;

          (d) each of Stephen J. Harrison and Thomas M. Harrison, Jr. shall have each entered into an employment agreement with LBI in form and substance attached as EXHIBIT 9.2(d) hereto;

          (e) USAuto and its Subsidiaries shall have obtained all of the consents and approvals (whether of third parties or Governmental Entities) with respect to each of the items listed on the USAUTO CONFLICTS SCHEDULE;

          (f) a registration rights agreement, substantially in the form attached as EXHIBIT 9.2(c) hereto, shall have been duly executed and delivered by USAuto;

          (g) USAuto and the USAuto Stockholders shall have terminated all existing agreements among the USAuto Stockholders and USAuto or among the USAuto Stockholders, including, without limitation, the Shareholders Agreement, dated as of December 31, 1998, among USAuto and each of the USAuto Stockholders;

          (h) USAuto shall have delivered to LBI an affidavit stating that USAuto is not and has not been a United States real property holding corporation, dated as of the Closing Date and in the form attached as EXHIBIT 9.3(h) hereto;

          (i) USAuto shall have delivered to LBI and Merger Sub a certificate signed by the Chief Executive Officer of USAuto substantially in the form attached as EXHIBIT 9.3(i) hereto;

          (j) LBI and Donald J. Edwards shall have entered into a Separation Agreement in substantially the form attached as EXHIBIT 9.2(f) hereto; and

          (k) LBI shall have consummated the Rights Offering; provided, however, that this SECTION 9.3(k) shall not be a condition to LBI's obligation to effect the Merger if the Rights Offering is not consummated as a result of a failure by Hunter's Glen/Ford, Ltd. to perform its obligations under the Backstop Agreement.

                                   ARTICLE X
                            TERMINATION AND AMENDMENT

     Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (and, except as provided below, whether before or after the approval by the stockholders of LBI of the matters presented in connection with the Merger), by action taken or authorized by the Board of Directors of the terminating party or parties, as follows:

          (a) by mutual written consent of USAuto and LBI;

          (b) by either LBI or USAuto if the Effective Time shall not have occurred on or before May 28, 2004 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in SECTION 8.4) has materially contributed to the failure of the Effective Time to occur on or before the Termination Date;

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

          (c) by either LBI or USAuto if any Governmental Entity shall institute any suit or action challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 10.1(c) shall not be available to any party whose failure to comply with SECTION
8.4 has materially contributed to such suit or action;

          (d) by either LBI or USAuto if the approval by the stockholders of LBI required for the adoption of this Agreement and the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required LBI Votes upon the taking of such vote at a duly held meeting of stockholders of LBI or at any adjournment thereof;

          (e) by USAuto if any of the conditions specified in SECTION 9.1 or 9.2 have not been met, or waived by USAuto, at such time as such condition can no longer be satisfied; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 10.1(e) shall not be available to USAuto if its failure (or the failure of any USAuto Stockholder) to fulfill any obligation under this Agreement has materially contributed to the failure of any such condition specified in SECTION 9.1 or 9.2; or

          (f) by LBI if any of the conditions specified in SECTION 9.1 or 9.3 have not been met, or waived by LBI, at such time as such condition can no longer be satisfied; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 10.1(f) shall not be available to LBI if its failure to fulfill any obligation under this Agreement has materially contributed to the failure of any such condition specified in SECTION 9.3.

     Section 10.2 EFFECT OF TERMINATION. In the event this Agreement is terminated by either LBI or USAuto as provided in SECTION 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of USAuto or LBI or their respective officers or directors except with respect to SECTION 8.6, this SECTION 10.2 and ARTICLE XI, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither USAuto nor LBI shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement.

     Section 10.3 AMENDMENT. This Agreement may be amended by LBI and USAuto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of LBI, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of LBI and USAuto.

     Section 10.4 EXTENSION; WAIVER. At any time prior to the Effective Time, LBI or USAuto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and/or (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid

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

against such party only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE XI
                               GENERAL PROVISIONS

     Section 11.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time (including, without limitation, SECTIONS 8.6, 11.2 and 11.3), (b) each of the agreements which are exhibits hereto, (c) those covenants and agreements contained in SECTION 7.5, (d) this ARTICLE XI and (e) any claims based on fraud or intentional or reckless misrepresentations arising out of a breach of any representation, warranty, covenant or other agreements contained in herein and therein.

     Section 11.2 INDEMNIFICATION FOR TAXES.

          (a) The USAuto Stockholders shall jointly and severally indemnify, defend and hold harmless LBI and its Affiliates (including, without limitation, USAuto and its Subsidiaries following the Closing) and each of its and their respective directors, officers, stockholders, employees, agents, representatives and successors and assigns (each an "INDEMNIFIED PARTY") against and in respect of any and all Losses, that are incurred, suffered or sustained as a result of, in connection with, related to, incidental to or by virtue of (i) all Taxes (or the non-payment thereof) of USAuto and its Subsidiaries (but only to the extent that such Losses exceed the Final Tax Reserve for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (the "PRE-CLOSING TAX PERIOD"), (ii) all Taxes of any member of an Affiliated Group of which USAuto or any Subsidiary (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), and (iii) any and all Taxes of any Person imposed on USAuto or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. The USAuto Stockholders shall reimburse LBI for any Taxes of USAuto or any Subsidiary which are the responsibility of the USAuto Stockholders pursuant to this SECTION 11.2 at least five days prior to payment of such Taxes by LBI or USAuto.

          (b) In the case of any Taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which USAuto or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (c) LBI shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Entity all Tax Returns required to be filed with respect to USAuto and its Subsidiaries for all Pre-Closing Tax Periods that are required to be filed after the Closing Date (a "POST-CLOSING TAX RETURN") and shall pay all Taxes due with respect to such Post-Closing Tax Returns; PROVIDED that, the USAuto Stockholders shall reimburse LBI for any amount that is the responsibility of the USAuto Stockholders pursuant to SECTION 11.2(a) with respect to the taxable periods covered by such Tax Returns at least 5 days prior to payment of such Taxes by LBI.

          (d) LBI shall, at least 30 days prior to the due date for any Post-Closing Tax Return, provide to a representative designated by the USAuto Stockholders (the "REPRESENTATIVE") a draft of such Post-Closing Tax Return. If the Representative objects to the treatment of any item on any such Post-Closing Tax Return, it shall within 10 days after delivery of such Post-Closing Tax Return notify LBI in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If such a notice of objection shall be duly delivered, LBI and the Representative shall negotiate in good faith to resolve their disagreement. If LBI and the Representative have not resolved their disagreement within 5 business days after receipt by LBI of such notice, they shall refer the matter for resolution to a mutually acceptable nationally recognized accounting firm (the "THIRD PARTY ACCOUNTANT"), the decision of which shall be binding on LBI, the Representative, and the USAuto Stockholders; PROVIDED that, if the Third Party Accountant cannot resolve such disagreement with respect to such Tax Return at least 5 business days prior to the due date of such Tax Return, such Tax Return shall be filed as prepared by LBI, and thereafter, to the extent the Third Party Accountant resolves such dispute in a manner which would require the amendment of such Tax Return, such Tax Return shall be amended and filed by LBI in a manner consistent with such resolution. In such case, promptly upon resolution by the Third Party Accountant and the filing of an amended Tax Return, the liability of the USAuto Stockholders and LBI for Taxes with respect to such Tax Return shall be redetermined, and any payments made between such parties prior to the filing of such amended Tax Return shall be appropriately adjusted to reflect such redetermination. The costs, fees and expenses of the Third Party Accountant shall be borne (i) by LBI if the net resolution of the disputed items substantially agrees with the position of the USAuto Stockholders, (ii) by the USAuto Stockholders if the net resolution of the disputed items substantially agrees with the position of LBI and (iii) otherwise equally by LBI, on the one hand, and the USAuto Stockholders on the other.

          (e) Except with respect to refunds or credits of Taxes set forth on the Latest USAuto Balance Sheet or resulting from a carryback of a net operating loss, net capital loss, deduction, Tax credit or similar item sustained or arising in any period (or portion thereof) beginning after the Closing Date (which refunds and/or credits shall be for the account of LBI), any refunds or credits of Taxes of USAuto for any taxable period ending on or before the Closing Date shall be for the account of the USAuto Stockholders. Any refunds or credits of Taxes of the Surviving Corporation for any taxable period beginning after the Closing Date shall be for the account of LBI. Any refunds or credits of Taxes of either USAuto or the Surviving Corporation for any Straddle Period shall be equitably apportioned between the USAuto Stockholders and LBI.

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

          (f) If a claim shall be made by any Tax authority that, if successful, might result in (i) an indemnity payment to LBI pursuant to SECTION 11.2(a) or
(ii) an increase in the Tax liabilities of the USAuto Stockholders for a Tax period ending on or before the Closing Date or a portion of the Straddle Period ending on the Closing Date, LBI shall promptly notify the Representative in writing of such claim (a "TAX CLAIM"). With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes for a Straddle Period), the Representative shall be entitled at the expense of the USAuto Stockholders to control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED that the Representative shall obtain the prior written consent of LBI (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim if the resolution or settlement of such claim could have the effect of increasing the Tax liability or reducing any Tax Asset of LBI, the Surviving Corporation or any of their Subsidiaries; PROVIDED FURTHER that LBI shall have the right to participate in any such proceedings at its own expense; PROVIDED FURTHER that if the Representative shall decline to control the proceedings, LBI shall assume control of the proceedings at its expense and shall be entitled to resolve and settle all issues without obtaining the consent of the Representative. Notwithstanding the above, LBI shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes for a Straddle Period and, to the extent the settlement of such Tax Claim would result in an indemnification obligation under SECTION 11.2(a) or a Tax liability of USAuto or the USAuto Stockholders under SECTION 11.2(b) or created by operation of law, shall not settle a Tax Claim relating solely to Taxes for a Straddle Period without the Representative's prior written consent, which consent shall not be unreasonably withheld or delayed; PROVIDED that the Representative shall have the right to participate in any such proceedings at the expense of the USAuto Stockholders.

          (g) Promptly following the Closing Date, LBI shall prepare, or cause to be prepared, (1) an unaudited consolidated balance sheet of USAuto as of the Closing Date (the "CLOSING USAUTO BALANCE SHEET"), which shall be prepared in accordance with the principles used in preparing the Latest USAuto Balance Sheet and (2) a calculation of the Closing Tax Reserve, which shall be (i) calculated by reference to the Latest USAuto Balance Sheet rather than the "Final USAuto Balance Sheet," as adjusted for operations from the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of USAuto in filing its Tax Returns and for Taxes paid during such period and
(ii) calculated in a manner consistent with the principles used in preparing the Latest USAuto Balance Sheet. Within 10 business days after the delivery of the Closing USAuto Balance Sheet to the Representative (the "REVIEW PERIOD"), the Representative shall notify LBI in writing whether or not he disagrees with the Closing USAuto Balance Sheet and the calculation of the Closing Tax Reserve, and if the Representative does so disagree, he shall specify in such notice his suggested adjustments to the Closing USAuto Balance Sheet and the calculation of the Closing Tax Reserve. If such a notice of disagreement shall be duly delivered, LBI and the Representative shall negotiate in good faith to resolve their disagreement. If the Representative and LBI fail to resolve such disagreement within 20 business days after the expiration of the Review Period, they shall refer the matter for resolution to the Third Party Accountant, the decision of which shall be binding on LBI, the Representative and the USAuto Stockholders. The costs, fees and

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

expenses of the Third Party Accountant shall be borne equally by LBI and the USAuto Stockholders. The term "FINAL USAUTO BALANCE SHEET" and "FINAL TAX RESERVE" shall mean the following: (i) if LBI and the Representative agree upon the Closing USAuto Balance Sheet and the calculation of the Closing Tax Reserve or if the Representative fails to notify LBI prior to the expiration of the Review Period that the Representative disagrees with the Closing USAuto Balance Sheet or calculation of the Closing Tax Reserve, it shall mean the Closing USAuto Balance Sheet or the Closing Tax Reserve as prepared by LBI; (ii) if LBI and the Representative agree upon adjustments to the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve, it shall mean the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve as adjusted by agreement of LBI and USAuto; or (iii) if LBI and the Representative fail to agree on adjustments to the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve, it shall mean the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve as adjusted by the Third Party Accountant.

     Section 11.3 COVENANT NOT TO COMPETE. Each of the USAuto Stockholders, severally and not jointly, hereby covenant and agree that for a period of two years from and after the Closing Date, such USAuto Stockholder will not, within the United States, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that is involved in the development, marketing, retail sale, administration or underwriting of non-standard automobile insurance programs anywhere in the United States; PROVIDED that nothing herein shall prohibit such USAuto Stockholder from being a passive owner of not more than 5% of the outstanding equity interests of any class of a corporation, partnership, limited liability company, or other entity, so long as such USAuto Stockholder has no active participation in the business of such entity. If, at the time of enforcement of this SECTION 11.3, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

     Section 11.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by telecopy or facsimile (but only if a copy of such telecopy or facsimile is delivered to the recipient by a recognized next-day courier service), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as have been previously designated in writing to the party sending such notice by the party to receive such notice:

                            (a) if to LBI or Merger Sub, then to:

                            Liberte Investors Inc.
                            676 North Michigan Avenue, Suite 3300
                            Chicago, Illinois 60611
                            Fax: (312) 327-4525

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

                            Attention: Donald J. Edwards

                            with a copy to

                            Kirkland & Ellis LLP
                            200 East Randolph Drive
                            Chicago, Illinois 60602
                            Fax: (312) 861-2200
                            Attention: Sanford E. Perl

                            (b) if to USAuto or any USAuto Stockholder, then to:

                            USAuto Holdings, Inc.
                            3813 Green Hills Village Drive
                            Nashville, Tennessee 37215
                            Fax: (615) 844-2898
                            Attention: Stephen J. Harrison

                            with a copy to

                            Covington & Burling
                            1201 Pennsylvania Avenue, NW
                            Washington, DC  20004
                            Fax: (202) 662-6291
                            Attention: Ralph C. Voltmer

     Section 11.5 INTERPRETATION. When a reference is made in this Agreement to any Section, Exhibit or Schedule, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 11.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to USAuto and LBI.

     Section 11.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall

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confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 11.8 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Section 11.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     Section 11.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of USAuto (in the case of an assignment by LBI) or LBI (in the case of an assignment by USAuto or any USAuto Stockholder), and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 11.11 TRANSFER TAXES AND FEES. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Surviving Corporation when due, and the Surviving Corporation will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Surviving Corporation will, and will cause its Subsidiaries to, join in the execution of any such Tax Returns and other documentation. The parties agree to reasonably cooperate with each other to lawfully minimize any such Taxes.

     Section 11.12 CONFIDENTIALITY. Notwithstanding anything in this Agreement or elsewhere to the contrary, LBI, Merger Sub, USAuto and each of the USAuto Stockholders (and each employee representative, or other agent of such parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of any of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to LBI, Merger Sub, USAuto or the USAuto Stockholders relating to such tax treatment and tax structure except to the extent necessary to comply with any applicable federal or state securities laws; PROVIDED, HOWEVER, that such disclosure may not be made until the earlier of date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction, or the date of the execution

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

of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (a) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transaction, (b) the identities of participants or potential participants in the transaction, (c) the existence or status of any negotiations, (d) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction) or (e) any other information not relevant to the Tax treatment or the Tax structure of the transaction. Nothing in this Agreement or elsewhere shall be construed to limit a party's ability to consult with any tax adviser regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

     Section 11.13 SUBMISSION TO JURISDICTION; WAIVERS. Each of the parties to this Agreement hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and/or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     Section 11.14 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.15 CERTAIN DEFINED TERMS. As used in this Agreement:

          (a) "AFFILIATE" means (except as otherwise specifically defined), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (b) "AFFILIATED GROUP" means an affiliated group as defined in Code
Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

          (c) "APPLICABLE USAUTO STOCKHOLDERS" means Stephen J. Harrison and Thomas M. Harrison, Jr.

          (d) "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning given to each such term under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (e) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof.

          (f) "BUSINESS DAY" means any day on which banks are not required or authorized to close in Chicago, Illinois or Nashville, Tennessee.

          (g) "CASH EQUIVALENTS" means any and all of the following: (i) securities issued or directly and fully guaranteed or insured by the United States, or any agency or instrumentality of any of the foregoing, in each case, having maturities of not more than six months from the date of acquisition; (ii) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and bank deposits and deposit accounts, in each case with any lender or with any commercial bank or trust company having capital and surplus in excess of $500,000,000; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having the highest rating obtainable from S&P or Moody's and in each case maturing within one year after date of acquisition; (v) investment funds investing 95% or more of their assets in securities of the type described in clauses (i) through (iv) above; (vi) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody's; and (vii) indebtedness with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

          (h) "CLOSING TAX RESERVE" means the reserves set forth in the "Federal Income Taxes Payable-Current," "State Income Taxes Payable" and "Premium Taxes Payable" line items of the Final USAuto Balance Sheet to the extent such reserves represent Taxes not yet due and payable MINUS the amount of such Taxes that have been paid through estimated payments or otherwise prior to the Closing Date; PROVIDED THAT the "Federal Income Taxes Payable-Current" and "Premium Taxes Payable" line items shall include only U.S. federal income taxes and premium taxes payable by USAuto Insurance Co., Inc., USAuto Services, Inc. and Village Auto Insurance, Inc., and the "State Income Taxes Payable" line item shall include only state income taxes imposed on S corporations or their shareholders or C corporations in the states of Tennessee, Alabama, Georgia, Mississippi, Missouri and Ohio with respect to USAuto and its Subsidiaries.

          (i) "GAAP" means United States generally accepted accounting principles, consistently applied.

          (j) "INDEBTEDNESS" means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security,
(iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than thirty days past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, and (viii) accrued interest to and including the date hereof in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations.

          (k) "INSURANCE SUBSIDIARIES" means USAuto Insurance Company, Inc., a Tennessee-domiciled property and casualty insurer and a wholly owned Subsidiary of USAuto, and Village Auto Insurance Company, Inc., a Georgia-domiciled property and casualty insurer and a wholly owned Subsidiary of USAuto Insurance Company, Inc.

          (l) "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions;
(vi) computer software (including, but not limited to, source code, executable code, data, databases and documentation; and (vi) all other intellectual property.

          (m) "INVESTMENT GRADE SECURITIES" means any and all of the following:
(i) securities issued or directly and fully guaranteed or insured by the government of the United States, or any agency or instrumentality of any of the foregoing (other than Cash Equivalents); (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the borrower and its Affiliates; and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

          (n) "KNOWLEDGE" or "KNOWN" means, when referring to USAuto with respect to any matter in question, if any of the USAuto Specified Officers and, when referring to LBI with respect to any matter in question, if any of the LBI Specified Officers (i) has actual knowledge of such matter or (ii) has sufficient information to put such Person on notice of the matter.

          (o) "LBI BENEFIT PLAN" means any LBI Employee Benefit Plan other than a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (p) "LBI EMPLOYEE BENEFIT PLAN" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of LBI or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by LBI or any of its Subsidiaries or to which LBI or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement.

          (q) "LBI SPECIFIED OFFICER" means any of Ellen V. Billings, Donald J. Edwards, Jeremy B. Ford or Brandon L. Jones.

          (r) "LBI STOCK OPTIONS" means any right, subscription, warrant, option, conversion rights or agreements of any kind, contingent or otherwise, that provide for the sale or issuance by LBI of any shares of its capital stock.

          (s) "LIENS" means liens, security interests, charges and/or encumbrances of any nature or kind.

          (t) "LOSS" means any loss, liability, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, penalty, fine, cost, obligation, Tax, Lien, fee, damage or expense, including court costs and reasonable attorneys' fees and expenses.

          (u) "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; OTHER THAN any event, change, circumstance or effect to the extent resulting from (A) changes in general economic conditions or securities markets in general or (B) this Agreement or the transactions contemplated hereby or the announcement thereof; PROVIDED, HOWEVER, that a decline in the price of a share of LBI Common Stock shall not in and of itself constitute a Material Adverse Effect with respect to LBI.

          (v) "PERMITTED LIENS" means (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP, (ii) mechanic's, materialmen's, and similar Liens, (iii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of the property and assets of a party hereto or materially interfere with the use thereof as currently used, (v) Liens securing indebtedness that will be repaid, replaced or refinanced upon the Closing and/or (vi) any other Liens which are disclosed in the USAUTO PERMITTED LIENS SCHEDULE or the LBI PERMITTED LIENS SCHEDULE, as the case may be.

          (w) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (x) "QUOTED PRICE" means, for any given day, the last reported per share sales price (or, if no sales price is reported, the average of the bid and ask or, if more than one in either case, the average of the average bid and average ask prices, on such day) of the LBI Common Stock on the New York Stock Exchange.

          (y) "REGULATORY LAW" means the Sherman Act (as amended), the Clayton Act (as amended), the HSR Act, the Federal Trade Commission Act (as amended) and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (specifically including any state statutes, rules, laws or regulations which require the consent of such state to the Merger or the other transactions contemplated hereby).

          (z) "RIGHTS OFFERING" means the grant by LBI to its stockholders of the right to acquire up to 12,500,000 shares of LBI Common Stock, at an offering price per share that will result in LBI realizing at least $50,000,000 in gross proceeds from such offering and the issuance of such LBI Common Stock pursuant thereto (including, for the purposes hereof, giving effect to the Backstop Agreement) in order to finance a portion of the Aggregate Cash Consideration and any transactions or other actions taken in furtherance or a result thereof.

          (aa) "SEC" means the Securities and Exchange Commission.

          (bb) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (cc) "TAX ASSET" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or other credit or tax attribute that could reduce Taxes or increase a Tax refund or credit (including, without limitation, deductions and credits related to the alternative minimum tax).

          (dd) "TAX RETURNS" means any return, report, information return or other document (including schedules or any related or supporting information and any amended returns) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

          (ee) "TAX" or "TAXES" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

          (ff) "USAUTO BENEFIT PLAN" means any USAuto Employee Benefit Plan other than a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (gg) "USAUTO EMPLOYEE BENEFIT PLAN" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of USAuto or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by USAuto or any of its Subsidiaries or to which USAuto or any of its Subsidiaries contributes, is obligated to contribute or with respect to which USAuto or any of its Subsidiaries has any liability, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement.

          (hh) "USAUTO PERMITTED DIVIDENDS" means (i) a monthly dividend by USAuto of $750,000 for each calendar month end occurring between the date hereof and the Closing (without pro ration for any partial month in which the Closing occurs), in each case payable within the first 15 calendar days of the following calendar month, and (ii) a one-time special dividend by USAuto of $3,000,000 payable immediately prior to the Closing, but in each case under clause (i) and
(ii) above only to the extent the USAuto Shareholders Equity as of immediately prior to the Closing (after giving effect to all such dividends) is greater than or equal to $18,700,000.

          (ii) "USAUTO SHAREHOLDERS EQUITY" means USAuto's consolidated shareholders' equity as determined in accordance with GAAP.

          (jj) "USAUTO SPECIFIED OFFICER" means any of Michael J. Bodayle, Stephen J. Harrison, Thomas M. Harrison, Jr., William Pentecost, Buck Hussung and Randy Reed.

     Section 11.16 CROSS REFERENCE TO OTHER DEFINED TERMS. Each term listed below is defined in the Section of this Agreement listed opposite such term:

TERM                                                        SECTION
----                                                        -------
Aggregate Cash Consideration                                1.10(a)
Agreement                                                   Preface
August 2001 Note                                            8.12(a)
Backstop Agreement                                          7.2(u)
Blue Sky Laws                                               3.4(d)
Certificate of Merger                                       1.2
Certificates                                                1.7(c)
Closing Date                                                2.1
Closing USAuto Balance Sheet                                11.2(g)
Closing                                                     2.1
Code                                                        Recitals
Confidentiality Agreement                                   8.3(a)
Dallas Lease                                                9.2(o)
DGCL                                                        1.1
Effective Time                                              1.2
Environmental and Safety Requirements                       3.14
ERISA                                                       3.13(a)
Exchange Act                                                3.4(d)
Exchange Agent                                              1.10(a)
Exchange Fund                                               1.10(a)
Expenses                                                    8.6
Final Tax Reserve                                           11.2(g)
Final USAuto Balance Sheet                                  11.2(g)
Form S-1                                                    8.1(a)
Governmental Authorizations                                 3.11(b)
Governmental Entity                                         3.4(d)
HSR Act                                                     3.4(d)
Indemnified Party                                           11.2(a)
Investment Assets                                           3.23
June 2001 Note                                              8.12(a)
Latest LBI Balance Sheet                                    5.5
Latest USAuto Balance Sheet                                 3.5(a)
LBI Accounts Receivable                                     5.17(a)
LBI Board Approval                                          5.4(b)
LBI Common Stock                                            Recitals
LBI Disclosure Letter                                       Article V
LBI Financial Statements                                    5.5
LBI Intellectual Property                                   5.10
LBI Necessary Consents                                      5.4(d)
LBI Schedules                                               Article V

                                       67

LBI SEC Reports                                             5.19
LBI Stockholders                                            3.25(b)
LBI Stockholders Meeting                                    8.1(b)
LBI Stock Option Plan                                       5.3
LBI Voting Debt                                             5.3
LBI                                                         Preface
Merger Consideration                                        1.7(a)
Merger Sub                                                  Preface
Merger Sub Board Approval                                   6.2(b)
Merger                                                      Recitals
New Surviving Corporation Plans                             8.5(b)
November 2000 Note                                          8.12(a)
Post-Closing Tax Return                                     11.2(c)
Pre-Closing Tax Period                                      11.2(a)
Representative                                              11.2(d)
Required LBI Votes                                          5.4(a)
Required Voting Matters                                     8.1(b)
Review Period                                               11.2(g)
SAP Financial Statements                                    3.5(b)
Securities Act                                              3.4(d)
Straddle Period                                             11.2(b)
Surviving Corporation                                       1.1
Tax Claim                                                   11.2(f)
Termination Date                                            10.1(b)
Third Party Accountant                                      11.2(d)
Transferred Leave                                           8.5(b)
USAuto Accounts Receivable                                  3.17(a)
USAuto Board Approval                                       3.4(b)
USAuto Common Stock                                         Recitals
USAuto Credit Agreement                                     8.12(a)
USAuto Disclosure Letter                                    Article III
USAuto Financial Statements                                 3.5(a)
USAuto Intellectual Property                                3.10
USAuto Necessary Consents                                   3.4(d)
USAuto Schedules                                            Article III
USAuto Stockholders                                         Preface
USAuto Voting Debt                                          3.3
USAuto                                                      Preface
WARN Act                                                    3.18(b)

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                   LIBERTE INVESTORS INC.

                                        By: /s/ Donald J. Edwards
                                           -------------------------------------
                                            Name:  Donald J. Edwards
                                            Title: Chief Executive Officer


                                   USAH MERGER SUB, INC.

                                        By: /s/ Donald J. Edwards
                                           -------------------------------------
                                            Name:  Donald J. Edwards
                                            Title: Chief Executive Officer


                                   USAUTO HOLDINGS, INC.

                                        By: /s/ Stephen J. Harrison
                                           -------------------------------------
                                            Name:  Stephen J. Harrison
                                            Title: President


                                                /s/ Stephen J. Harrison
                                           -------------------------------------
                                                   Stephen J. Harrison


                                                /s/ Thomas M. Harrison, Jr.
                                           -------------------------------------
                                                   Thomas M. Harrison, Jr.


                                                /s/ James W. Ayers
                                           -------------------------------------
                                                   James W. Ayers


                                                    /s/ Jon Ayers
                                           -------------------------------------
                                                       Jon Ayers

                                                 /s/ Joseph V. Russell
                                           -------------------------------------
                                                   Joseph V. Russell


                                                  /s/ Paul R. Cahn
                                           -------------------------------------
                                                     Paul R. Cahn


                                               /s/  R. Claybourne Petrey, Jr.
                                           -------------------------------------
                                                   R. Claybourne Petrey, Jr.


                                                 /s/ E. Tony Reed
                                           -------------------------------------
                                                    E. Tony Reed


                                                  /s/ T.R. Shelby
                                           -------------------------------------
                                                     T.R. Shelby






        [CONTINUATION OF SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]